EXHIBIT 10.1
EXECUTION COPY

STOCK PURCHASE AGREEMENT

AMONG

MIDAS MEDICI GROUP HOLDINGS, INC. (“BUYER”),

CAIRENE INVESTMENTS, LTD (“SELLER”),

CIMCORP, INC.,

CIMCORP COMÉRCIO INTERNACIONAL E INFORMÁTICA S.A.,

CIMCORP COMÉRCIO E SERVIÇOS TECNOLÓGICOS E INFORMÁTICA LTDA.

CIMCORP USA, LLC,

AND

TADEU VANI FUCCI,

ANTONIO FONTE,

AND

IOCO SAUKAS

(“SHAREHOLDERS”)

AND

JURI SAUKAS

DATED JULY 15, 2011

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of this 15th day of July, 2011 (the “Effective Date”), by and among MIDAS MEDICI GROUP HOLDINGS, INC., a Delaware corporation (the “Buyer”), CAIRENE INVESTMENTS LTD., a company organized under the laws of the British Virgin Islands (the “Seller”) TADEU VANI FUCCI, an individual (“T. Fucci”), ANTONIO FONTE, an individual (“A. Fonte”), and IOCO SAUKAS, an individual (“I. Saukas”). T. Fucci, A. Fonte, and I. Saukas are sometimes referred to herein singly as a “Shareholder” and together as the “Shareholders”, CIMCORP, INC., a company organized under the laws of the Cayman Islands, CIMCORP COMÉRCIO INTERNACIONAL E INFORMÁTICA S.A., a Brazilian sociedade anônima, CIMCORP COMÉRCIO E SERVIÇOS TECNOLÓGICOS E INFORMÁTICA LTDA., a Brazilian limitada, CIMCORP USA, LLC, a Florida limited liability company (together, the “Companies”), and JURI SAUKAS (“J. Saukas”) for the limited purposes described herein.

RECITALS:

WHEREAS, after the Reorganization (as defined herein) the Shareholders will collectively own all of the issued and outstanding equity interests of Seller;

WHEREAS, after the Reorganization (as defined herein) the Seller will own 6,001,161 shares of Cimcorp, Inc., a company organized and existing under the laws of the Cayman Islands (“Cayman Co.”), which will represent all of the issued and outstanding equity interests of Cayman Co.;

WHEREAS, Cayman Co. owns 19,227,345 shares of Cimcorp Comércio Internacional e Informática S.A., a Brazilian sociedade anônima (“Cimcorp”), which represents 99.99% of the issued and outstanding equity interests of Cimcorp;

 WHEREAS, Cimcorp owns 1,892,460 shares of Cimcorp Comércio e Serviços Tecnológicos e Informática Ltda., a Brazilian limitada (“Cimcorp Ltda.”), which represents 99.99% of the issued and outstanding equity interests of Cimcorp Ltda.;

WHEREAS, Cimcorp owns 9,999 shares of Cimcorp USA, LLC, a Florida limited liability company (“Cimcorp USA”), which represents 99.99% of the issued and outstanding equity interests of Cimcorp USA;

WHEREAS, Cimcorp is a Brazilian systems integrator that provides and manages information technology infrastructure solutions to private and government entities (the “Business”);

WHEREAS, the Seller desires to sell, and the Buyer desires to purchase; (i) an initial tranche corresponding to sixty percent (60%) of the shares of Cayman Co. (the “Initial Shares”) and (ii) a subsequent tranche corresponding to an additional twenty percent (20%) of the shares of Cayman Co. (the “Tranche A Shares”), on the terms and subject to the conditions set forth herein;

WHEREAS, the Seller and the Buyer desire to provide for the terms and conditions of a put option and call option relating to the sale by Seller and purchase by Buyer of the remaining twenty percent (20%) of the Shares of Cayman Co. (the “Tranche B Shares”, and together with the Initial Shares and the Tranche A Shares, the “Subject Shares”), on the terms and subject to the conditions set forth herein;

WHEREAS, as a result of the transactions contemplated hereunder, Buyer will indirectly, through its controlling interest in Cayman Co., own a controlling interest in Cimcorp, and all nominal equity interests in any of the Companies held by individuals will be purchased as set forth herein; and

WHEREAS, each of Seller, Shareholders and J. Saukas will receive substantial financial benefit from the sale of the Subject Shares, and a portion of the Purchase Price is being paid to Seller and Shareholders in exchange for Shareholders’ and J. Saukas’ agreement to the restrictions set forth in Section 9.2.

NOW, THEREFORE, in consideration of the foregoing, the mutual representations, warranties and covenants set forth herein, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

TERMS AND CONDITIONS:

ARTICLE 1

DEFINITIONS AND TERMS

1.1 Definitions. In this Agreement (including the Schedules and exhibits hereto), the following terms shall have the following meanings:

“Acceleration Event” has the meaning specified in Section 2.6.

“Accounts Payable” means all liabilities and obligations which arose on or prior to the Initial Closing Date and represent normal and current trade payables incurred by Cimcorp in connection with the operation of the business of Cimcorp in the ordinary course of business, consistent with past custom and practice, as specifically set forth on Schedule 1.1(a).

“Accounts Receivable” means all accounts receivable or other rights to receive payment owing to Cimcorp as of the Initial Closing Date.

“Accrued Liabilities” means the accrued liabilities of Cimcorp, as of the Initial Closing Date, which have been incurred in the ordinary course of business, consistent with past custom and practice and which are specifically set forth on Schedule 1.1(b).

“Acquisition Proposal” has the meaning specified in Section 5.3.

“Affiliate” means, when used with respect to any Person, any other Person which directly or indirectly, through one (1) or more intermediaries controls, is controlled by, or is under common control with, such Person. For purposes of this definition “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”), with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.  Notwithstanding the foregoing, natural persons are not Affiliates of other natural persons.

“Agreement” has the meaning specified in the preamble.

“Audited Yearly Financial Statement” has the meaning specified in Section 3.7(a).

“Business” has the meaning set forth in the Recitals.

“Books and Records” means and includes the original and all copies of reports, books, ledgers, files, manuals, financial statements, or reports, price books, confirmations, correspondence, lists, plans, notebooks, marketing and promotional materials, specifications, creative materials, telegrams, receipts, inventory books, contracts, printed matters, computer printouts, teletypes, invoices, transcripts, studies, reports, analyses, Returns, minutes, accounts, estimates, projections, comparisons, press releases, reviews, opinions, studies and investigations, graphic representations of any kind (including photographs, charts, graphs, videotape and motion pictures, electronic and mechanical records, tapes, cassettes, discs, and recordings, whether preserved in writing, film, tape, videotape, or computer record), including, without limitation, those located at any sites or offices of the Companies and it clients.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in São Paulo, Brazil are authorized or required to close.

“Buyer” has the meaning specified in the preamble.

“Buyer Indemnified Parties” has the meaning specified in Section 11.2(a).

“Buyer Shares” has the meaning specified in Section 2.2(b).

“Cairene” has the meaning set forth in the recitals.

“Call Option” has the meaning specified in Section 2.4(a).

“Cap” has the meaning specified in Section 11.4.

“Cayman Co.” has the meaning set forth in the recitals.

“Cimcorp” has the meaning set forth in the recitals.

“Cimcorp Ltda.” shall mean Cimcorp Comércio e Serviços Tecnológicos e Informática Ltda., a Brazilian limitada.

“Change of Control” shall mean (A) any consolidation or merger of Buyer in which Buyer is not the continuing or surviving corporation or pursuant to which the voting stock of Buyer would be converted into cash, securities or other property, other than a merger of Buyer in which the holders of the voting stock immediately prior to the merger own or control an aggregate of 50% of the voting power of the outstanding voting securities of the surviving entity immediately after the consolidation or merger; (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Buyer; (C) the stockholders of Buyer approve any plan or proposal for the liquidation or dissolution of Buyer, (D) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of an aggregate of 50% of the voting power of Buyer’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the 1934 Act) who beneficially owned less than 10% of the voting power of Buyer’s outstanding voting securities on the date of this Agreement; or (E) a bankruptcy proceeding or the appointment of a trustee with respect to Buyer.

“Claim” means an action, cause of action, suit, proceeding, hearing, arbitration, investigation, litigation, charge, complaint, dispute, claim or demand.

“Closings” shall mean collectively, the Initial Closing, the Tranche A Closing and the Tranche B Closing, and each shall individually be referred to as a “Closing”.

“Closing Dates” shall mean collectively, the Initial Closing Date, the Tranche A Closing Date and the Tranche B Closing Date, and each shall individually be referred to as a “Closing Date”.

“Companies” shall mean collectively, Cayman Co., Cimcorp, Cimcorp Ltda., and Cimcorp USA, and each shall individually be referred to as a “Company”.

“Companies’ Knowledge” or other term of similar import means the knowledge of Seller or any Shareholder or any of the management of the any of the Companies with respect to a particular fact or matter, or such knowledge that such persons should have using reasonable care or diligence.

“Company Plan” has the meaning specified in Section 3.21(a).

“Confidential Information” means any and all information (oral or written) relating to any of the Companies and/or the Buyer and their respective Affiliates or any of their operations or activities, including, but not limited to, the terms of this Agreement, information relating to trade secrets, plans, promotion and pricing techniques, procurement and sales activities and procedures, proprietary information, business methods and strategies (including acquisition strategies), software, software codes, advertising, sales, marketing and other materials, customers and supplier lists, data processing reports, customer sales analyses, invoice, price lists or information, and information pertaining to any lawsuits or governmental investigation, except such information that is in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information that is in the public domain), other than as a result of a breach of any of the provisions hereof.

“Disputes” includes, without limitation, any disagreements between the parties hereto concerning the existence, formation, interpretation and implementation of this Agreement.

“EBITDA” means the earnings of Cimcorp before deduction of taxes on profits, i.e. income tax and social contribution on net profits, non-operating net results, non-operating expenses, tax expenses, interest expenses, interest income, and depreciation and amortization, and further adjusted by management’s adjustments to EBITDA and due diligence adjustments to EBITDA, in each such case as such term is set forth on Exhibit A.

“Effective Date” has the meaning specified in the recitals.

“Effective Date Potential Tax Amount” means the total potential tax liability set forth on Schedule 1.1(c).

“Effective Date Tax Proceedings” shall mean those federal, state and/or local tax lawsuits of Cimcorp and Cimcorp Ltda., as forth on Schedule 3.7(a).

 “Employee Benefit Plan” has the meaning specified in Section 3.21(a).

“Employment Agreements” has the meaning specified in Section 3.8(a)(ii).

“Environmental Law” means any applicable federal, state, or local law in Brazil or any other jurisdiction, common law doctrine, rule, order, decree, judgment, injunction, license, permit, settlement agreement, or regulation relating to environmental matters, including those pertaining to air, soil, surface water, ground water (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, together with any other laws (federal, state, or local) relating to emissions, discharges, releases or threatened releases of any substance, pollutant or contaminant including, without limitation, medical, hazardous, chemical, biological, biohazardous or radioactive waste, substances and materials, or petroleum or petroleum-derived substances or wastes, into ambient air, land, surface water, groundwater, personal property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, discharge or handling of any substance.

“Environmental Lien” means any Lien in favor of any Governmental Authority or any Person, or any liability under any Environmental Laws, or damage arising from, or costs incurred by, such Governmental Authority in response to a Release or threatened Release into the environment.

“Environmental Permit” means any permit, license, approval, consent or other authorization required by or pursuant to any applicable Environmental Law.

“EV/EBITDA Multiple” shall mean seven and one half (7½).

 “Financial Statements” has the meaning specified in Section 3.6.

“GAAP” means the generally accepted Brazilian accounting principles, consistently applied.

“Governmental Authority” means all agencies, instrumentalities, departments, commissions, courts, tribunals, or boards of any government, whether foreign, federal, state, or local.

“Hazardous Materials” means any material, substance or waste with respect to which liability or standards of conduct are imposed pursuant to any Environmental Laws.

“Indebtedness” means: (a) any indebtedness for borrowed money; (b) any unpaid interest and bank fees owing on any such indebtedness; (c) any obligations in respect of capitalized leases (calculated in accordance with GAAP) and obligations for the deferred purchase price of goods or services (other than trade payables incurred in the ordinary course of business); (d) any obligations in respect of banker’s acceptances or letters of credit; (e) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (d) of any other Person secured by any Lien on any assets of any of the Companies, even though the Companies have not assumed or otherwise become liable for the payment thereof; (f) in the nature of guarantees of obligations of the type described in clauses (a) through (e) above of any other Person; (g) any obligation in respect of interest under any existing interest rate swap or hedge agreement entered into by any of the Companies prior to Closing; (h) any obligations for the deferred purchase price owed in connection with any acquisitions; (i) any Off-Balance Sheet Financing of any of the Companies in existence immediately prior to the Closing; and (j) unpaid and accrued interest on any of the foregoing, all of which is set forth on Schedule 1.1(e).

“Indemnifiable Loss” has the meaning specified in Section 11.6.

“Indemnified Party” has the meaning specified in Section 11.5.

“Indemnifying Party” has the meaning specified in Section 11.5.

 “Initial Closing Date” has the meaning specified in Section 2.2(a).

 “Initial Shares” has the meaning set forth in the Recitals.

“Initial Shares Purchase Price” has the meaning specified in Section 2.2(b).

“Insurance Policies” has the meaning specified in Section 3.10(g).

“Intellectual Property” has the meaning specified in Section 3.16.

“Interim Financial Statements” has the meaning specified in Section 3.6.

“Liabilities” means any and all liabilities, obligations and indebtedness of any and every kind and nature, whether direct or indirect, known or unknown, accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, however evidenced and created, including those arising under any law, action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking or otherwise of any of the Companies or the assets of the Companies.

“Lien” means, with respect to any asset or right, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, restriction, adverse Claim or right whatsoever, title defect or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against assignor), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction and any agreement to give or make any of the foregoing except with respect to securities restrictions on transferability imposed by federal and state securities laws; provided, however, that liens for Taxes not yet due and payable shall not be deemed Liens for the purposes of this Agreement.

“Losses” has the meaning specified in Section 11.2.

“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, operations, the assets of any of the Companies, results of operations or Liabilities, other than changes or effects resulting from entering into this Agreement or the consummation of the transactions contemplated by this Agreement, of any of the Companies, and/or (b) the validity or enforceability of this Agreement or the ability of any of the Companies or any of the Seller to perform their respective obligations under any of the Purchase Documents.

“Material Customer” has the meaning specified in Section 3.5(b).

“Material Supplier” has the meaning specified in Section 3.5(a).

“Minimum Price” has the meaning specified in Section 2.2(c)(i).

“Off-Balance Sheet Financing” means: (a) any liability of any of the Companies under any sale and leaseback transactions, which does not create a liability on the balance sheet of any of the Companies, and (b) any liability of any of the Companies under any synthetic lease, Tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered indebtedness for borrowed money for federal income Tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes.

 “Permits” has the meaning specified in Section 3.12.

“Person” means any natural person, corporation, business trust, trust, estate, partnership, limited partnership, limited liability company, limited liability partnership, association, joint venture, or other entity.

“Pro Rata Basis” shall mean to each Shareholder in accordance with such Shareholder’s respective percentage ownership interest in Cairene as of the Effective Date.

“Purchase Documents” means this Agreement and the documents and agreements listed on Schedule 7.1(xii).

“Put Option” has the meaning specified in Section 2.4(a).

“Real”, “R$” or “Reais” shall mean the lawful currency of the Federative Republic of Brazil.

“Registrable Securities” means shall mean (a) the Buyer Shares held by a Holder and (b) any securities issuable or issued or distributed in respect of any of the common stock identified in clause (a) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reorganization, merger, consolidation or otherwise.

“Release” means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Leased Real Property or any other real property, including the movement of Hazardous Material through or in the air, soil, surface water, groundwater or property.

“Remedial Action” means actions requested or required to (a) clean up, remove, treat or in any other way address Hazardous Materials in the environment; (b) prevent the Release or threat of Release or minimize the further Release of any Hazardous Material; (c) perform pre-remedial studies and investigations and post-remedial monitoring care; or (d) correct any violation of any Environmental Law.

“Reorganization” means the transaction or series of transactions resulting in (i) the repurchase, redemption or transfer of all of the equity interests held by Xanthias Holding and JSM in Cayman Co. to Cayman Co. in accordance to the structure and agreements described under Schedule 1.1(f), and (ii) the transfer of all of the equity interests held by Antonio Limongi in Seller to Shareholders as per the structure and agreements described under Schedule 1.1(g). A copy of each of the agreements listed on Schedules 1.1(f) and 1.1(g) have been delivered to Buyer prior to their execution, and such agreements consist of all of the agreements in connection with the Reorganization.

“Required Permits and Consents” has the meaning specified in Section 5.4.

“Restricted Period” has the meaning specified in Section 9.2(a).

“Restrictions” means any restriction on the exercise of any rights related to the Subject Shares, including without limitation, proxies, voting agreements, transfer restrictions, agreements to sell or purchase and similar items.

“Returns” means all reports, estimates, declarations of estimated tax, information statements, forms, and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning specified in the recitals.

“Shareholders” has the meaning specified in the recitals.

“Solicitation” has the meaning specified in Section 9.2(c).

 “Subject Shares” has the meaning specified in the recitals.

 “Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or by any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, including, but not limited to, taxes, charges, social security contributions, contribuções para intervenção no domínio econômico, contribuções de melhoria, contribuções de interesse de catagorias profissionais or econômicas e empréstimos cumpulsórios, all social security contributions, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which any of the Companies is required to pay, withhold or collect.

“Total Net Debt” shall mean R$19 million.

“Total Debt” shall mean the total aggregate principal value of all outstanding amounts due and owing, including accrued and unpaid interest to the extent it is not accrued in current liabilities, by the Companies under any and all agreements for Indebtedness to which to the Companies are a party as of June 30, 2011, as specifically set forth on Schedule 1.1(d).  The Indebtedness that is guaranteed is noted on Schedule 1.1(d).

“Tranche A Closing Date” has the meaning specified in Section 2.3(a).

 “Tranche A Shares” has the meaning specified in the recitals.

“Tranche A Shares Adjusted Price” has the meaning specified in Section 2.3(b).

 “Tranche B Closing Date” has the meaning specified in Section 2.4(a).

“Tranche B Incurred Tax Liability” has the meaning set forth in Section 2.4(c)(i).

“Tranche B Shares” has the meaning specified in the recitals.

“Tranche B Shares Adjusted Price” has the meaning set forth in Section 2.4(b).

“Trigger Amount” has the meaning specified in Section 11.4.

 “Unaudited Yearly Financial Statement” has the meaning specified in Section 3.6.

1.2 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.

1.3 Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

1.4 Other Terms. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” (and variations thereof) shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Agreement) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

ARTICLE 2

THE TRANSACTION

2.1 Purchase Price. The total purchase price for the Subject Shares shall be Fifty-Five Million Brazilian Reais (R$55,000,000) subject to payment, and adjustment, in accordance with the terms and provisions of this Article II.

2.2 The Initial Shares Purchase; Initial Closing.

(a) Upon the terms and subject to the conditions contained herein (or the waiver thereof by the party entitled to waive that condition), the Seller shall sell and the Buyer shall acquire, on August 1, 2011, or such other date as mutually agreed to by the Buyer and Seller (the “Initial Closing Date“), the Initial Shares, free and clear of all Liens and Restrictions.

(b) In consideration for the sale of the Initial Shares, the Buyer shall pay to the Seller an aggregate amount equal to Eighteen Million Brazilian Reais (R$18,000,000) (the “Initial Shares Purchase Price”), corresponding to the difference between (i) Thirty-Three Million Brazilian Reais (R$33,000,000) attributed to the Initial Shares and (ii) Fifteen Million Brazilian Reais (R$15,000,000) of the Total Net Debt. The Initial Shares Purchase Price shall be paid as follows: (i) by the payment to Seller or to Affiliates designated in writing by Seller (no less than five (5) business days prior to the Closing) of R$9,000,000 in immediately available funds to one or more accounts designated by the Seller, by means of a telegraphic transfer(s) to be concluded on the Initial Closing Date and (ii) by the delivery to the Shareholders or to Affiliates designated in writing by the Shareholders (no less than five (5) business days prior to the Closing), on a Pro Rata Basis, of stock certificates for R$9,000,000 in shares of the restricted voting common stock of the Buyer, par value $0.001 per share (the “Buyer Common Stock”) namely, One Million Two Hundred Ninety Seven Thousand Twenty Two (1,297,022) shares of Buyer Common Stock (the “Buyer Shares”), which delivery shall be made by Buyer at Initial Closing Date.

(c) The Parties agree that for a period of six (6) months from the Initial Closing, the Buyer Shares shall be “restricted securities” pursuant to the Securities Act, and therefore none of the Shareholders shall be entitled to sell or dispose of the Buyer Shares, without registration or an applicable exemption therefrom. The terms and conditions for the sale of the restricted securities are those listed on the Schedule 2.2(c).

(i) In the event that a Shareholder desires to sell any or all of his Buyer Shares during the seventy-five (75) day period immediately after the six-month anniversary of the Effective Date (the “Sale Period”), and the gross per Initial Buyer Share sale price that such Shareholder would receive is $2.00 per share or less (which is also applicable in case, for any reason, Shareholders or the Affiliates designated by them as set forth in Section 2.2(b) are unable to find a buyer for the Buyer Shares), then such Shareholder shall have the right to receive payment from Buyer in immediately available funds of an amount equal to $4.50 per share for each Initial Buyer Share that such Shareholder desires to sell during the Sale Period (“Minimum Price”) and for which such Shareholder will receive a gross sales price of $2.00 or less in exchange for such shares. The Shareholders acknowledge and agree that they may not sell any Buyer Shares if the gross sales price will be less than $2.00 per share.  In the event that the Shareholders or the Affiliates designated by them as set forth in Section 2.2(b) are unable to sell their Buyer Shares during the Sale Period as a result of Buyer’s failure to file its SEC Reports, then such Shareholder shall have the right to receive payment from Buyer in immediately available funds of an amount equal to $4.50 per share for each Initial Buyer Share in exchange for such shares.

(ii) In the event that a Shareholder desires to sell or sells any or all of his Buyer Shares during the Sale Period, and the gross per Initial Buyer Share sale price is greater than $2.00 (but less than $4.50), then such Shareholder shall have the right to receive payment from Buyer in immediately available funds of an amount equal to the product of (i) the difference between the gross sales price received and $4.50 per share and (ii) the number of Buyer Shares sold during such timeframe (i.e., if Shareholder sold 1,000 shares at $4.00 per share, Shareholder would have the right to receive $500 from Buyer).

(iii) Each of the Shareholders agrees that, in order to permit an orderly sale of the Buyer Shares, he shall be restricted from selling more than one third (1/3) of his Buyer Shares during any twenty-five (25) day period during the Sale Period. Each Shareholder further agrees that Buyers obligation to make the payments set forth in subsections (i) and (ii) above requires such Shareholder to make a good faith effort to sell such Buyer Shares in a brokers’ transaction or other sale over a trading exchange, and will not apply to a private sale.

(iv) Except as set forth in the immediately preceding subsections, or otherwise set forth in this Agreement, each Shareholder’s or Shareholder Affiliate’s ownership of the Buyer Shares shall be at such Shareholder’s or Shareholder Affiliate’s full risk and neither Buyer nor any of its Affiliates shall have any obligation in respect of thereof.

(d) In addition, at the Initial Closing, Buyer shall purchase one (1) share of Cimcorp from T. Fucci for the sum of One Brazilian Reais (R$1) (the “Nominal Cimcorp Share”).

(e) All the rights provided by the immediately preceding sections can be exercised by any Shareholder or any Affiliate designated by them in accordance with Section 2.2(b).

2.3 The Tranche A Shares Purchase.

(a) Upon the terms and subject to the conditions contained herein, the Seller shall sell and the Buyer shall acquire, on January 24, 2012, which date the Parties agree may not be extended beyond January 27, 2012  (the “Tranche A Closing Date”), the Tranche A Shares, free and clear of all Liens and Restrictions.  Accordingly, after the purchase of the Tranche A Shares, Buyer shall have acquired 80% of the Shares of Cayman Co.  Buyer shall be obligated to purchase the Tranche A Shares irrespective of the financial condition of the Companies.

(b) In consideration for the sale of the Tranche A Shares, the Buyer shall pay to the Seller an amount equal to Nine Million Brazilian Reais (R$9,000,000) (the “Tranche A Shares Adjusted Price”), corresponding to the difference between (i) the Eleven Million Brazilian Reais (R$11,000,000) attributed to the Tranche A Shares and (ii) Two Million Brazilian Reais (R$2,000,000) of the Total Net Debt. The Tranche A Shares Adjusted Price (as adjusted pursuant to Section 2.3(c) below) shall be paid by the payment to the Seller or to any Affiliate designated in writing by Seller in accordance with Section 2.2(b) in immediately available funds to one or more accounts designated by the Seller or by such Affiliate, by means of a telegraphic transfer(s) to be initiated on the Tranche A Closing Date.

(c) The Tranche A Shares Adjusted Price shall be adjusted to reflect the variation of the IPCA - IBGE (Índice Nacional de Preços ao Consumidor) issued by the IBGE, Instituto Brasileiro de Geografia e Estatística (Brazilian Institute of Geography and Statistics) with reference to the Effective Date (the “Index Adjustment”); provided that the Index Adjustment shall be capped at 7.0%. A sample calculation of the Index Adjustment is attached hereto as Exhibit B.

2.4 The Tranche B Shares Purchase.

(a) Upon the terms and subject to the conditions contained herein, (a) Buyer shall have the option to purchase from Seller all (but not less than all) of the Tranche B Shares by delivering written notice of such exercise to Seller at any time between the twelve (12) month anniversary of the Effective Date and the Twenty-four (24) month anniversary of the Effective Date (the “Call Option”) and (b) Seller shall have the option to sell to Buyer all (but not less than all) of the Tranche B Shares by delivering written notice thereof to Buyer at any time during the thirty (30) day period following the twenty-four (24) month anniversary of the Effective Date (the “Put Option”). The exercise of the Call Option or the Put Option shall be irrevocable and the resulting sale and purchase of the Tranche B Shares shall occur no later than five (5) Business Days from the date of such exercise (the “Tranche B Closing Date”).  In the event that the Call Option or Put Option is exercised, Buyer shall be obligated to purchase the Tranche B Shares irrespective of the financial condition of the Companies.

(b) In consideration for the sale of the Tranche B Shares, the Buyer shall pay to the Seller an amount equal to the greater of (i) Nine Million Brazilian Reais (R$9,000,000), corresponding to the difference between (A) the Eleven Million Brazilian Reais (R$11,000,000) attributed to the Tranche B Shares, and (B) the remaining Two Million Brazilian Reais (R$2,000,000) of the Total Net Debt, or (ii) (A) Nine Million Brazilian Reais (R$9,000,000), plus (B) (x) the positive difference, if any, between Cimcorp’s EBITDA for the 12 month period ending on the twenty-four (24) month anniversary of the Effective Date and Seven Million Five Hundred Thousand Brazilian Reais (R$7,500,000), multiplied by (y) the EV/EBITDA Multiple, multiplied by (z) 20% (the “Tranche B Shares Adjusted Price”). The Tranche B Shares Adjusted Price (as adjusted pursuant to Section 2.4(c) below) shall be paid to the Seller or to any Affiliate designated in writing by Seller in accordance with Section 2.2(b) in immediately available funds to one or more accounts designated by the Seller or by such Affiliate, by means of a telegraphic transfer(s) on the Tranche B Closing Date.  A sample calculation of the Tranche B Shares Adjusted Price is set forth on Exhibit D hereto.

(c) The Tranche B Shares Adjusted Price shall be subject to cumulative adjustment as follows:

(i) No earlier than three (3) days prior to the Tranche B Closing Date, Buyer shall determine the aggregate tax liability (without reference to any penalties other additions to tax that relate to the period after the Initial Closing Date in respect thereof and without reference to any interest in respect thereof), that has been adjudicated by a Governmental Authority and affirmed at the first level appeal in Brazil of Cimcorp and Cimcorp Ltda. during the period commencing on the Initial Closing Date and ending on such date of determination relating to the Effective Date Tax Proceedings  (the “Tranche B Incurred Tax Liability”). In the event that the Tranche B Incurred Tax Liability exceeds an amount equal to Five Percent (5%) of the Effective Date Potential Tax Amount, then the Tranche B Shares Adjusted Price shall be reduced on a Real by Real basis by the amount of any such excess.

(ii) The Tranche B Shares Adjusted Price may be adjusted in accordance with Section 11.10 of this Agreement; and

(iii) The Tranche B Shares Adjusted Price, as cumulatively adjusted pursuant to Sections 2.4(c)(i) and 2.4(c)(ii) shall be further adjusted to reflect the variation of the IPCA - IBGE (Índice Nacional de Preços ao Consumidor) issued by the IBGE, Instituto Brasileiro de Geografia e Estatística (Brazilian Institute of Geography and Statistics) with reference to the Effective Date (the “Index Adjustment”); provided that the Index Adjustment shall be capped at 7.0% per year. A sample calculation of the Index Adjustment is attached hereto as Exhibit B.

2.5 Arrears Fine. If Buyer or Seller fails to consummate the purchase and sale of the Tranche A Shares or Tranche B Shares, in accordance with the terms of this Agreement, then any amounts due as a result of such default shall bear interest at a rate of three per cent (3%) per month, until paid.

2.6 Acceleration of Tranche A and Tranche B Purchases. Buyer shall give Seller no less than 15 days written notice (or such shorter period of time if Buyer does not have knowledge 15 days prior to such event occurring) prior to (i) Buyer suffering a Change of Control or (ii) Buyer selling, assigning or transferring more than 50% of the Subject Shares to a third-party in one or more transactions as set forth in the Cayman Co. Stockholders Agreement, in either case, prior to the twenty-four (24) month anniversary of the Effective Date (an “Acceleration Event”). Upon Buyer giving Seller notice of an Acceleration Event, (i) the Tranche A Closing Date (to the extent that the Tranche A Closing has not occurred) will be amended to be the date of the Acceleration Event, and (ii) the Put Option and Call Option shall immediately become exercisable for the period of time prior to the Acceleration Event. In the event that the Acceleration Event does not occur, the Tranche A Closing Date will revert back to the original Tranche A Closing Date, any prior exercise of the Put Option or Call Option shall be null and void, and the Put Option and Call Option shall thereafter be exercisable in accordance with their original terms, including acceleration for future Acceleration Events.

2.7 Closing Time and Place. Each Closing contemplated under this Agreement shall be consummated on the relevant Closing Date and be effective as of 12:01a.m., Eastern Standard Time, on each of such relevant Closing Dates.  The execution and delivery of this Agreement and the other Purchase Documents by the applicable parties shall be via facsimile or electronically transmitted portable document format (pdf) on the relevant Closing Date, with original documents to be exchanged in person or by internationally recognized overnight courier for delivery promptly after the relevant Closing Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SHAREHOLDERS

Except as otherwise set forth in the Schedules provided to the Buyer (it being understood that should the Seller or Shareholders have an exception to any representation set forth below, it shall be set forth in a Schedule), Seller and each of the Shareholders and each of the Companies, jointly and severally, hereby represents and warrants to the Buyer, as follows:

3.1 Corporate Organization, Qualification and Power. Each of the Companies (i) is a limited liability company, corporation or other entity duly organized, lawfully incorporated, validly existing, in good standing and duly registered under the laws of the jurisdiction of its organization (including all federal, state, municipal law and agencies), (ii) all of Cimcorp’s and Cimcorp Ldta’s corporate acts have been duly registered with the appropriate Governmental Authority, to the extent it is required by law, and (iii) each of Cimcorp and Cimcorp Ltda have full corporate power and authority required by federal, state and municipal law and agencies to own, lease, and operate its respective business and assets and to carry on its respective business in the places and in the manner as presently conducted and as presently proposed to be conducted. Copies of each of the Companies’ organizational documents (as amended or restated) and agreements between equity holders (e.g. shareholders and operating agreements) (as amended or restated) have been delivered to the Buyer, are correct, complete and in full force and effect. Each of the Companies is duly qualified and in good standing in each jurisdiction in which it is required to qualify to do business and has all requisite corporate power and authority to do business in all such jurisdictions and each such jurisdiction is listed on Schedule 3.1. Schedule 3.1 lists the management, including, as the case may be, the board of directors, board of administration and officers, of each of the Companies, and the compensation paid to each such person. The Seller has delivered to the Buyer a correct and complete copy of the minute book and equity record books for each of Cimcorp and Cimcorp, Ltda., which are correct, complete and up to date in all material respects. Neither Cimcorp nor Cimcorp, Ltda. is in default under, or in violation of, any provision of its respective organizational documents.

3.2 Capitalization and Ownership. The authorized equity interests and the issued and outstanding number of equity interests of each of the Companies and Seller are set forth on Schedule 3.2. The record and beneficial owners of all such issued and outstanding equity interests of the Companies and Seller also are set forth on Schedule 3.2. All of the equity interests of each of the Companies and Seller have been duly authorized, validly issued, and are fully paid and nonassessable. There are no outstanding or authorized securities, options, warrants, purchase or subscription rights, conversion rights, exchange rights, agreements, calls, subscription commitments, demands, or understandings of any character whatsoever, fixed or contingent, that directly or indirectly: (a) call for the issuance, sale or other disposition of any equity interests of any of the Companies or Seller and there are no securities convertible into or exchangeable for any equity interests of any of the Companies or Seller; (b) obligate any of the Companies or Seller to grant, offer or enter into any of the foregoing; or (c) relate to the voting or control of any equity interests of any of the Companies or Seller. There are no outstanding or authorized equity interest appreciation, phantom stock, profit participation, or similar rights with respect to any of the Companies or Seller. None of the Companies or Seller are obligated to redeem or otherwise acquire any of its respective outstanding equity interests. Except as set forth on Schedule 3.2, none of the Companies or Seller own, directly or indirectly, the outstanding voting or non-voting equity of any other Person. The book transfer of nominal shares for Cimcorp attached to Schedule 3.2 is updated, current, true and correct.

3.3 Authorization and Enforceability. Each of the Companies and Seller has all requisite power and authority to execute and deliver this Agreement, and to perform its respective obligations hereunder. This Agreement has been duly executed and delivered by each of the Companies, Seller, Shareholders and J. Saukas, and constitutes the legal, valid, and binding obligation of each of the Companies, Seller, Shareholders and J. Saukas, enforceable against each of the Companies, Seller, Shareholders and J. Saukas in accordance with its terms subject to general equitable principles and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors’ rights.

3.4 No Conflict; No Violation of Laws or Agreements. Except (i) for unilateral termination rights permitted by public bodies when it is in the “public interest” and in the event of a change of control as provided by Law No. 8,666/1993, or (ii) as set forth on Schedule 3.4, or to the Companies’ Knowledge, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions, and provisions of this Agreement by each of the Companies and each of the Seller and Shareholders will not: (a) contravene any provision of any of the Companies’ or Seller’s respective organizational documents; (b) conflict with, or constitute, or result in any breach, default or violation of (or an event which might, with or without the passage of time or the giving of notice or both, constitute or result in any such breach, default or violation) any of the terms, conditions, or provisions of any indenture, mortgage, loan, or credit agreement, or any other instrument, contract, agreement or commitment to which any of the Companies, Seller or any of the Shareholders is a party, or any judgment or order of any Governmental Authority, or any Permit, law, rule, or regulation applicable to any of the Companies, Seller or Shareholders; (c) result in the creation or imposition of any Lien upon any of the assets of the Companies or give to others any interests or rights therein; (d) result in the acceleration of any liability or obligation of any of the Companies (or give others the right to cause such acceleration); or (e) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any agreement or contract to which any of the Companies is a party or by which any of the Companies may be bound, or to which any of the assets of the Companies are subject.

3.5 Customers and Suppliers.

(a) Schedule 3.5(a) sets forth a complete list of the twenty-five (25) largest suppliers that have provided products, supplies or services to any of the Companies measured by costs to the Companies during the twelve (12) months prior to the date of this Agreement (each a “Material Supplier”).

(b) Schedule 3.5(b) sets forth a complete list of the twenty-five (25) largest customers of each of the Companies, determined on an aggregate basis and measured by sales in calendar year 2010 (each a “Material Customer”).

(c) Except as set forth on Schedule 3.5(c), since December 31, 2010, none of the Companies has received any written notice, or to the Shareholder’s knowledge, oral notice, from any Material Supplier or Material Customer stating that such customer or supplier will, or intends to, terminate its relationship with any of the Companies, or reduce its respective annual volume with any of the Companies by more than ten percent (10%) percent from its 2010 annual volume. Regardless of the absence of any written or oral notice from any Material Supplier or Material Customer, none of the Companies states that its annual income will be maintained in relation to its 2010 annual income.

3.6 Financial Statements. Attached hereto as Schedule 3.6(a) is a true and correct copy of Cimcorp’s (a) consolidated audited balance sheet as of December 31, 2008 and the related consolidated statements of profit and loss and cash flows for the fiscal year then ended, including the notes thereto (collectively, the “Audited Yearly Financial Statement”), (b) consolidated unaudited balance sheets as of December 31, 2009 and December 31, 2010 and the related consolidated statements of profit and loss and cash flows for the fiscal years then ended, including the notes thereto (collectively, the “Unaudited Yearly Financial Statements”), and (iii) the Companies’ unaudited balance sheet and related statement of profit and loss as of, and for the three months ending March 31, 2011 (the “Interim Financial Statements” and collectively with the Audited Yearly Financial Statement and the Unaudited Yearly Financial Statements, the “Financial Statements”). The Financial Statements (a) were prepared from the Companies’ Books and Records, collectively, which Books and Records, have been maintained in accordance with all relevant legal and accounting requirements, (b) completely and accurately reflect all of the financial transactions of each of the Companies; (c) were prepared in accordance with GAAP consistently applied; and (d) present fairly each of the Companies’ financial condition, as well as the results of its operations, for the periods covered by, and as at the dates of, each of the Financial Statements, except that the Interim Financial Statements omit footnote disclosures and do not reflect year-end adjustments that will not, in the aggregate, be material. To the Companies’ Knowledge, the statements of profit and loss included in the Financial Statements do not contain any material items of special or non-recurring income or other income not earned in the ordinary course of business except as expressly specified therein. Except as set forth on Schedule 3.6(b), the Financial Statements accurately disclose all Liabilities of each of the Companies as of the Closing Date.

3.7 Taxes. Except as set forth on Schedule 3.7(a), to the Companies’ Knowledge, none of the Companies has been notified of any federal, state or local tax lawsuit, action or proceeding, and none of the Companies have been notified that they may be subject to Taxes in any jurisdiction where they do not file returns. To the Companies’ Knowledge, each of the Companies has timely filed all Returns required to be filed by it, and has paid all Taxes (and other amounts) which have become due and payable, or, with respect to Taxes which have accrued and are not yet due and payable, the same have been properly reflected as a liability on the Books and Records of the Companies and adequate reserves therefor, which are reflected in the Financial Statements, have been established. When required, to the Companies’ Knowledge, the Companies have registered with all applicable tax authorities. To the Companies’ Knowledge, all such Returns have been properly prepared and are true, correct and complete in all material respects. Except as set forth on Schedule 3.7(b), none of the Companies have been audited or are presently under audit by any tax authority or, to the Companies’ Knowledge, is proposed to be audited by any tax authority. Except as set forth on Schedule 3.7(c), to Companies’ Knowledge, there are no Claims, or audits pending, against any of the Companies for Taxes.

3.8 Material Contracts/Assumed Contracts.

(a) Schedule 3.8(a) sets forth a true, complete and correct list of all Material Contracts. Schedule 3.8(a) also indicates whether any Material Contract with any Governmental Authority contains a renegotiation provision. The term “Material Contracts” shall include each of the following to which any of the Companies is a party:

(i) each pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(ii) each contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis or providing for any severance or other payment on or after termination, or any contract relating to loans to officers, directors or Affiliates, except for the severance payment provided by Brazilian applicable law (“Employment Agreements”);

(iii) each agreement with a Material Supplier and Material Customer;

(iv) each contract, agreement, note or indenture relating to borrowed money or other indebtedness or the mortgaging, pledging or otherwise placing a Lien on any asset of the Companies or group of Assets of the Companies or under which any of the Companies has advanced or loaned any other Person amounts, in each case exceeding Fifty Thousand Reais (R$50,000);

(v) any new agreement with a customer of any of the Companies, including, but not limited to, agreements that require performance by any party of greater than Fifty Thousand Reais (R$50,000), as from May 25, 2011 up to June 30, 2011;

(vi) each agreement concerning a partnership or joint venture;

(vii) each guarantee of any Indebtedness by any of the Companies and/or by any of the Shareholders related to any of the Companies;

(viii) each power of attorney except for those related to the bidding process for government agreements that are in the Companies ordinary course of business;

(ix) each contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world.

(b) To the Companies’ Knowledge, the Material Contracts constitute all of the material contracts, agreements, understandings and arrangements required for the operation of the business of each of the Companies, or which have a material effect thereon. True and complete copies of all Material Contracts have previously been delivered or otherwise made available to the Buyer. Each of the Material Contracts is in full force and effect and is valid and enforceable in accordance with its terms. Each of the Companies is in compliance in all substantial respects with the terms of each applicable Material Contract. No act or omission has occurred on the part of any of the Companies, or to the Companies’ Knowledge, on the part of any other party to a Material Contract that (with or without the notice or the passage of time) may result in a violation or breach thereof or give any Person the right to cancel, terminate or modify such Material Contract. None of the Companies has received any notice of default under any Material Contract, which default has not been cured to the satisfaction of, or duly waived by, the party claiming such default on or before the date hereof. None of the Companies has any present expectation or intention of not fully performing its respective obligations under any applicable Material Contract.

3.9 Personal Property. Except as disclosed on Schedule 3.9, all of the material personal property of each of the Companies is in good working condition and sufficient and suitable for use in the business of each of the Companies except for normal wear and tear.

3.10 Real Property.

(a) None of the Companies own any real property.

(b) Schedule 3.10(b) sets forth a true, correct and complete list of all leases, subleases, licenses and other agreements (collectively, the “Real Property Leases”), under which each Company uses or occupies, has the right to use or occupy, or leases the right to use or occupy, now or in the future, any real property (the land, buildings, and other improvements covered by the Real Property Leases being herein called the “Leased Real Property”). Seller has previously delivered or otherwise made available to the Buyer true and complete copies of all the Real Property Leases.

(c) To the Companies’ Knowledge:

(i) Except as set forth in Schedule 3.10(b), (i) each Company has a valid leasehold interest in the applicable Leased Real Property, and (ii) each Real Property Lease is valid, binding and in full force and effect with respect to the applicable Company, and to all other parties thereto; no notice of default or termination under any Real Property Lease is outstanding; no termination event or condition or uncured default on the part of any Company, exists under any applicable Real Property Lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition with respect to a Company or any other party thereto, in each case except for such defaults, terminations, events or conditions as would not, singly or in the aggregate, have a Material Adverse Effect.

(ii) Each Company holds its leasehold estate under, and any other interest in each applicable Real Property Lease, free and clear of all Liens except as set forth in Schedule 3.10(b).

(d) Except as described in Schedule 3.10(b), no consent, waiver, approval or authorization is required from the landlord, sublandlord or any other party (other than the Companies) under any Real Property Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(e) To the Companies’ Knowledge, the Leased Real Property constitutes all of the real property owned, leased, occupied or otherwise utilized in connection with the Companies' Business. Except as set forth in Schedule 3.10(c), to the Companies’ Knowledge, other than the Companies, there is no party in possession or party having any current or future right to occupy any of the Leased Real Property. Except as set forth in Schedule 3.10(c), to the Companies’ Knowledge, the Leased Real Property and the improvements located thereon are, in all material respects, in good condition and repair, and are sufficient and appropriate for the conduct of the Companies’ business as currently conducted. Except as set forth in Schedule 3.10(c), to the Companies’ Knowledge, the Leased Real Property and all plants, buildings and improvements located thereon conform in all material respects with all applicable building, zoning and other laws, ordinances, rules and regulations. To the Companies’ Knowledge, there exists no material violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Leased Real Property.

(f) None of the Companies is obligated to purchase or lease any real property, except as set forth in Schedule 3.10(d).

(g) Schedule 3.10(e) lists each insurance policy (including policies providing property, casualty, liability, director & officer, and workers’ compensation coverage and bond and surety arrangements) with respect to which any of the Companies is a party, a named insured, or otherwise the beneficiary of coverage and for each such policy (collectively, the “Insurance Policies”).

(h) All such Insurance Policies are in full force and effect, all premiums due thereon have been paid, each of the applicable Companies has complied, to the Companies’ Knowledge, in all material respects with the provisions of such Insurance Policies, no notice of cancellation or termination has been received with respect to any such Insurance Policy. Except as set forth in Schedule 3.10(f), there is no claim (other than claims, which do not exceed in the aggregate Fifty Thousand Reais (R$50,000) by any of the Companies or any other Person pending under any Insurance Policy and the coverage limit has not been reached under any Insurance Policy. All premiums due and payable under all such policies have been paid, or accrued on the Interim Financial Statements, and each of the Companies is otherwise in substantial compliance with the Insurance Policies. To Companies’ Knowledge, there has been no material premium increase with respect to, any of such Insurance Policies.

3.11 Compliance with Law.

(a) Except as set forth in Schedule 3.11(a), to the Companies’ Knowledge, none of the Companies has been and is not conducting its respective business or affairs in violation of any applicable federal, state or local law, ordinance, rule, regulation, court or administrative order, decree or process, except to the extent such violation would not have a Material Adverse Effect on the Companies. None of the Companies and none of the Seller or Shareholders has received any notice of violation or claimed violation of any such law, ordinance, rule, regulation, order, decree or process by any of the Companies.

(b) The Companies have developed and implemented privacy and security policies and procedures consistent in all material respects with applicable federal (and state, to the extent applicable) privacy and security laws reasonably sufficient to prevent improper access and use of personal information, except to the extent a failure to do so would not have a Material Adverse Effect on any of the Companies. To Companies’ Knowledge, there has not been any notice to, complaint against, or audit, proceeding or investigation conducted, or claim asserted with respect to, any of the Companies by any Person (including any Governmental Authority) regarding the collection, use or disclosure of personal information by any Person in connection with any of the Companies or the operation of its respective business, and, to the Companies’ Knowledge, none is pending and there is no reasonable basis for same.

3.12 Permits. Schedule 3.12 lists all licenses, franchises, certificates, approvals, permits and authorizations granted by or filed with any Governmental Authority (“Permits”) held by each of the Companies. Except as set forth in Schedule 3.12, to the Companies’ Knowledge, each of the Companies has all Permits as are necessary to conduct its respective business and to own, lease, use and operate its assets at the places and in the manner now conducted and operated, except to the extent such violation would not have a Material Adverse Effect on any of the Companies, and all of the Permits are in full force and effect and have not been violated. None of the Companies or the Seller has received any written or oral notice or Claim pertaining to the failure to obtain, or the violation of, any Permit, required by any Governmental Authority. Except as set forth in Schedule 3.12, none of the Permits contain a change of control or similar provision that could reasonably be expected to be triggered by the consummations of the transactions contemplated hereunder.

3.13 Environmental, Health, and Safety Matters. Except as set forth in Schedule 3.13:

(a) None of the Companies nor any of the Shareholders, with respect to any of the Companies or its respective facilities arising under Environmental Laws, has received any written or oral notice, report or other information regarding any actual or alleged material violation of any Environmental Law, or any material liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations.

(b) Except to the extent the same would not have a Material Adverse Effect on the Companies, to the Companies’ Knowledge, no facts, events or conditions relating to the present facilities, properties or operations of any of the Companies will prevent, hinder or limit continued compliance with Environmental Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any other Liabilities (whether accrued, absolute, continent, unliquidated or otherwise) pursuant to Environmental Laws, including any relating to onsite or offsite releases Releases of Hazardous Materials, personal injury, property damage or natural resources damage.

3.14  No Adverse Changes. Except as set forth on Schedule 3.14, since May 25, 2011, (i) the Companies have operated in the ordinary course of business and consistent with past practices, and (ii) there has not been (a) any material adverse change in the business, operations, prospects, financial or other condition, or assets of any of the Companies; (b) any material forfeit of rights, assumption of liabilities, payment of monies, or loss sustained by any of the Companies, including any loss on account of theft, fire, flood, explosion, accident or other calamity, whether or not insured, which has materially and adversely interfered, or may materially and adversely interfere, with any of the Companies’ operation of its respective business; (c) any event, condition or state of facts, including, without limitation, the enactment, adoption or promulgation of any law, rule or regulation, the occurrence of which would have a Material Adverse Effect; (d) any repurchase or redemption of any equity interests, or payment of any dividends or distributions or payments of any type to any of the Seller, Shareholders or Companies or any of the Companies’ Affiliates; or (e) (A) any increases in salary or other compensation to employees, directors or consultants, (B) payment of amounts to related parties, or (C) excessive discounting of receivables or excessive extension of payables outside the ordinary course of business.

3.15 Litigation. (a) Except as set forth in Schedule 3.15, there are no Claims pending against or affecting any of the Companies, its respective business, or assets of the Companies, or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or before any Governmental Authority or arbitrator, nor has any such Claim been pending, during the twenty-four (24) month period preceding the date hereof; (b) there is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any Governmental Authority or arbitrator, against or materially affecting the businesses of the Companies or any of the assets of the Companies; and (c) none of the Companies, Seller or any of the Shareholders has received any written or oral of (i) any of the types of Claims set forth in subsection (a), or (ii) inquiry from any Governmental Authority concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of any of the Companies.

3.16 Intellectual Property. Each of the Companies owns and/or possesses all legal rights to all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes and related assets (the “Intellectual Property”) necessary for the businesses of each of the Companies as now conducted without any conflict with or infringement of the Intellectual Property rights of others. Except as set forth in Schedule 3.16: (a) none of the Companies, Seller or any of the Shareholders has received any written notices of infringement or misappropriation from any third party with respect to each of the Companies’ use of any Intellectual Property; (c) to the Companies’ Knowledge, no third party is materially infringing or misappropriating any registered Intellectual Property owned by any of the Companies; and (d) to the Companies’ Knowledge, none of the Intellectual Property or products or methods of the business of each of the Companies, as currently conducted, materially infringes upon any other Person’s intellectual property, except as would not be reasonably expected to have a Material Adverse Effect.

3.17 Transactions with Affiliates. Except (a) for the Employment Agreements set forth in Schedule 3.8(a); and (b) as set forth on Schedule 3.17, no officer, director, employee or Affiliate of any of the Companies, Seller and/or the Shareholders nor any individual related by blood, marriage or adoption thereto nor any entity in which any such Person or individual owns any beneficial interest, is a party to any material agreement, contract, commitment or transaction with any of the Companies or has any material interest in any material property used by any of the Companies or has any employment relationship with Cimcorp or Cimcorp Ltda. or rights arising under any labor laws against Cimcorp or Cimcorp Ltda.

3.18 Consents. To the Companies’ Knowledge, no Permit or consent, approval, or authorization of, or registration or filing with, any Person is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or for the continued operation of the businesses of the Companies after Closing.

3.19 Brokers. Except as set forth on Schedule 3.19, none of the Companies, Seller and/or any of the Shareholders nor any Affiliate thereof nor any Person acting on its behalf has engaged, retained or incurred any Liability to any broker, investment banker, finder or agent, made any agreement or taken any other action which might cause anyone to become entitled to a broker’s fee or commission or agreed to pay any brokerage fees, commissions, finder’s fees or other fees with respect to the transactions contemplated hereby.

3.20 Employees. The Seller has delivered a correct and complete list of all employees of the Companies to Buyer. All such employees have Employment Agreements. To the Companies’ Knowledge, each of the Companies is in compliance in all material respects with all applicable laws respecting the Employment Agreements, including all employment practices, terms and conditions of employment and wages and hours and has not been and is not engaged in any unfair labor practice, the violation of which has had or would be reasonably expected to have a Material Adverse Effect. There is no unfair labor practice charge or complaint against any of the Companies pending before any Governmental Authorities. The labor Claims are included in Schedule 3.15.

3.21 Employee Benefits.

(a) Schedule 3.21 sets forth all Employee Benefit Plans (i) which are maintained by each of the Companies, or to which any of the Companies is required to contribute, and (ii) which benefit any present or former employee, director or independent contractor (or any dependent or beneficiary thereof) of any of the Companies (each, a “Company Plan”). For purposes of this Agreement, the term “Employee Benefit Plan” means any deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe benefit plan, cell phone plan, whether for a single individual or a group of individuals.

(b) Except as specified in Schedule 3.21, none of the Companies has ever maintained or been required to contribute to any Employee Benefit Plan under applicable law.

(c)  To the Companies’ Knowledge, each Company Plan, including any associated trust or fund, has been administered in accordance with its terms and with applicable law.

3.22 Accounts Receivable, Accounts Payable and Accrued Liabilities.

(a) Accounts Receivable. The Accounts Receivable of each of the Companies are valid, good and collectible obligations and are owned by the applicable Company free and clear of all Liens (other than Liens for financing operations related to the Companies’ ordinary course of business and pursuant to any agreement listed on Schedule 3.8(a)). The Accounts Receivable arose in bona fide transactions in the ordinary and usual course of business consistent with past practice and the Accounts Receivable are set forth on the Books and Records of the applicable Company. Schedule 3.22(a) contains a complete and accurate list of all Accounts Receivable of each of the Companies as of June 15, 2011, which list represents the Accounts Receivable of the Companies. None of the Companies know of any reason why the Accounts Receivable of each of the Companies would not be collectible according to approximately the same ratios as accounts receivable have been historically collectible.  Notwithstanding the foregoing, this representation shall not be construed as a guaranty of collection.

(b) Accounts Payable and Accrued Liabilities. Schedule 1.1(a) and Schedule 1.1(b) sets forth a complete and correct list of the Accounts Payable and Accrued Liabilities, respectively. Each of the Accounts Payable and Accrued Liabilities are valid and have been incurred in connection with the operation of the businesses of the Companies in the ordinary course of business, consistent with each of the Companies’ past custom and practice, and are represented in the Financial Statements in a consistent manner.

3.23 Business Practices.

(a) In connection with the operation of its business, none of the Companies or, to the Companies’ Knowledge, any of their respective authorized representatives, has in material violation of applicable law, offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value to: (a) any government or similar official for purposes of (i) (A) influencing any act or decision of such official in his or her official capacity, (B) inducing such official to do or omit to do any act in violation of the lawful duty of such official, or (C) securing any illegal advantage; or (ii) inducing such official to use his or her influence with a Governmental Authority to affect or influence any act or decision of such Governmental Authority, in order to assist any Company in obtaining or retaining business for or with, or directing business to, any Person, in each case in material violation of applicable Law; (b) any political party or official thereof or any candidate for political office for purposes of (i)(A) influencing any act or decision of such party, official, or candidate in its or his or her official capacity in material violation of applicable Law, (B) inducing such party, official, or candidate to do or omit to do an act in material violation of the lawful duty of such party, official, or candidate, or (C) securing any illegal advantage; or (ii) inducing such party, official, or candidate to use its or his or her influence with a Governmental Authority to affect or influence any act or decision of such Governmental Authority in order to assist any Company in obtaining or retaining business for or with, or directing business to, any Person, in each case in material violation of applicable law; or (c) any Person, while knowing that all or a portion of such money or thing of value will be offered, given, or promised to any official, to any political party or official thereof, or to any candidate for political office, for purposes of (i) (A) influencing any act or decision of such official, political party, party official, or candidate in his or her or its official capacity in material violation of applicable Law, (B) inducing such official, political party, party official, or candidate to do or omit to do any act in material violation of the lawful duty of such official, political party, party official, or candidate, or (C) securing any improper advantage in material violation of applicable Law; or (ii) inducing such official, political party, party official, or candidate to use his or her or its influence with a Governmental Authority to affect or influence any act or decision of such Governmental Authority, in order to assist any Company in obtaining or retaining business for or with, or directing business to, any Person, in each case in material violation of applicable Law.

(b) To the Companies’ Knowledge, there have been no fraudulent entries made in the books and records of the Companies relating to any offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal payment, and none of the Companies has established or maintained a secret or unrecorded fund in material violation of applicable laws.

3.24 Investment. The Shareholders are acquiring the Buyer Shares for their own account with the present intention of holding the Buyer Shares for investment purposes, as per the terms of this Agreement, and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities. Each Shareholder is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. The Shareholders acknowledge that the offering and sale of the Buyer Shares as contemplated by this Agreement are intended to be exempt from registration under the Securities Act, pursuant to Section 4(2) of the Securities Act. Notwithstanding the foregoing, nothing in this representation shall prohibit the Shareholders from selling the Buyer Shares during the Sale Period as set forth in Section 2.2.

3.25 Disclosure. The representations and warranties contained in this Article 3 (including all Schedules) and the certificate furnished by each of the Companies, Seller and Shareholders to the Buyer pursuant to the terms hereof do not contain any untrue statement of a material fact or, taken as a whole, omit to state any material fact necessary in order to make the statements and information contained in this Article 3 not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to Seller and each of the Shareholders, as follows:

4.1 Organization; Qualification; Authorization and Enforceability. The Buyer (i) is a corporation duly organized, lawfully incorporated, validly existing and in good standing under the laws of the State of Delaware, and (ii) has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. The execution and delivery of this Agreement by the Buyer and the performance of the obligations hereunder by the Buyer have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms subject to general equitable principles and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors’ rights.

4.2 No Conflict; No Violation of Laws or Agreements. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by the Buyer will not: (a) contravene with any provision of the Buyer’s articles of organization (as amended or restated) or other governing documents, or (b) conflict with, or constitute, or result in any breach, default, violation of (or an event which might, with or without the passage of time or the giving of notice or both, constitute or result in any such a breach, default or violation) any of the terms, conditions, or provisions of any indenture, mortgage, loan, or credit agreement, or any other instrument, contract, agreement or commitment to which the Buyer is a party, or by which any of its assets may be bound or affected, or any judgment or order of any Governmental Authority, or any law, rule, or regulation applicable to the Buyer or any of its Affiliates.

4.3 Consents. Except for any applicable filings required to be filed with the U.S. Securities and Exchange Commission, no consent, approval, or authorization of, or registration or filing with, any Person, including any Governmental Authority is required in connection with the Buyer’s execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by Buyer.

4.4 Brokers. Except as set forth on Schedule 4.4, neither the Buyer nor anyone acting on its behalf has engaged, retained or incurred any Liability to any broker, investment banker, finder or agent, made any agreement or taken any other action which might cause anyone to become entitled to a broker’s fee or commission or agreed to pay any brokerage fees, commissions, finder’s fees or other fees with respect to the transactions contemplated hereby.

4.5 Certificate of Incorporation and Bylaws. Buyer has previously furnished to the Seller a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date. Such Certificate of Incorporation and Bylaws are in full force and effect. Buyer is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

4.6 The authorized capital stock of the Buyer consists of 40,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of the close of business on the date hereof, (i) 8,301,021 shares of Buyer Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) 501,440 shares of Buyer Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Buyer Common Stock under the 2009 Option Plan. As of the date hereof, no shares of Buyer Preferred Stock are issued or outstanding.

4.7 SEC Filings. Buyer has filed each report, schedule, registration statement and definitive proxy statement required to be filed by Buyer with the SEC prior to the date of this Agreement (the “Buyer SEC Reports”). The Buyer SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.8 Litigation. Except as set forth in the Buyer SEC Reports, there are no claims, actions, suits or proceedings pending or, to the Knowledge of Buyer, threatened (or, to the Knowledge of Buyer, any governmental or regulatory investigation pending or threatened) against Buyer or any of its subsidiaries or any properties or rights of the Buyer or any of its subsidiaries, before any Governmental Authority.

4.9 Buyer Shares

(a) To the knowledge of Buyer, the delivery of the Buyer Shares, from the Buyer to the Shareholders, will not: (i) result in the creation or imposition of any monetary obligation of the Shareholders to the Buyer, or give to others any interests or rights in the Buyer Shares; and (ii) result in any material cost or expense to the Seller, except as set forth in this Agreement. It is the understanding of Buyer that the Shareholders should not be subject to U.S. tax upon either the receipt or the disposition of the Buyer Shares, and should not be required to file any returns with the U.S. Internal Revenue Service (IRS), assuming that the Shareholders dispose of all of the Initial Buyer Share prior to December 31, 2012. It is also the understanding of Buyer that dividends received by the Shareholders with respect to the Buyer Shares would be subject to U.S. withholding tax at a 30% rate and Buyer will be required to file information returns disclosing such dividend payments (and the identities of the recipients) to the IRS; however, Buyer does not currently pay any dividends.

(b) To the extent that Buyer is required to file any report with the SEC in order to issue the Buyer Shares, Buyer has filed such reports.

(c) To the knowledge of Buyer, there exists no material fact or information as of the date hereof that may affect (i) the enforceability of the Put Option, as set forth by Section 2.4(a), or Buyer’s payment of the amounts in Section 2.2.

4.10 Disclosure. The representations and warranties contained in this Article 4 do not contain and will not contain any untrue statement of a material fact or, taken as a whole, omit to state any material fact necessary in order to make the statements and information contained in this Article 4 not misleading.

ARTICLE 5

COVENANTS OF THE COMPANIES, SHAREHOLDERS AND THE SELLER

5.1 Conduct of Business Pending Closing. From and after the date hereof and until the Initial Closing, except for the transactions required to carry on the Reorganization, each of the Companies covenants that it will not, and Seller and each of the Shareholders covenants that he will cause each of the Companies not to:

(a) amend any of the Companies’ organizational documents;

(b) change any of the Companies’ authorized or issued equity interests, or issue any rights or options to acquire such equity interests;

(c) repurchase or redeem any equity interests, or pay any dividends or make any distributions or payments of any type to any of the Seller, Shareholders, Companies or any of the Companies’ Affiliates, except as per the Schedule 5.1(c);

(d) incur, create, assume, or suffer to exist any Lien upon, or affecting, any of the assets of the Companies (other than Liens that exist as of the date of this Agreement);

(e) incur any indebtedness except in the ordinary course of business;

(f) sell, transfer, lease or otherwise dispose of any of the assets used or useful in or relating to any of the Companies’ businesses, except in the ordinary course of business;

(g) enter into any agreement with any director or executive officer or other employee, either individually or as part of a class of similarly situated persons or increase the wages or other compensation payable to any employee of any of the Companies (except for increases to hourly employees scheduled prior to the date hereof);

(h) forgive, compromise or waive any debt, claim or other right, other than the write-off of third party trade payables consistent with past practices;

(i) make any material election or settle or compromise any material liability with respect to Taxes of any of the Companies;

(j) take any other action which would result in any of the Companies’, Seller’s or Shareholder’s representations or warranties contained in this Agreement being untrue, misleading or incomplete; or

(k) enter into any agreement to do any of the foregoing.

5.2 Ordinary Course. Except as required by this Agreement, each of the Companies shall and each of the Seller and Shareholders shall cause each of the Companies to conduct its business only in the ordinary course. Each of the Companies will use its best efforts, to maintain all existing agreements and arrangements and to maintain customary marketing and promotion efforts and expenditures with respect to its respective business. Each of the Companies shall and each of the Seller and Shareholders shall cause each of the Companies to keep its respective business substantially intact, including, but not limited to, its present operations, physical facilities, working conditions and relationships with lessor, licensors, suppliers, customer and employees.

5.3 Acquisition Proposals. From the date hereof through the Initial Closing, none of the Companies nor any of their officers, directors, agents or representatives, including investment bankers, attorneys and accountants shall, directly or indirectly, (a) solicit, initiate, or encourage submissions of inquiries, proposals or offers from any Person (other than the Buyer) concerning any acquisition of an equity interest in, or any merger or consolidation with any of the Companies, or any acquisition of all or a portion of the assets of any of the Companies other than in the ordinary course of business or as specifically permitted pursuant to this Agreement (each, an “Acquisition Proposal”), or (b) participate in any discussion or negotiations regarding, or furnish to any other Person, any information with respect to or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing. From the date hereof through the Tranche B Closing, none of the Shareholders shall, directly or indirectly, (a) solicit, initiate, or encourage submissions of inquiries, proposals or offers from any Person (other than the Buyer) concerning any Acquisition Proposal, or (b) participate in any discussion or negotiations regarding, or furnish to any other Person, any information with respect to or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing. Each of the Companies and each of the Shareholders shall promptly communicate to the Buyer the terms of any Acquisition Proposal which he or it may receive including the identity of the Person and the terms and conditions of such Acquisition Proposal.

5.4 Notice of Developments. Each party hereto will give prompt written notice to the other parties of any development causing a breach of any of its own representations and warranties contained in Article 3 or Article 4, as applicable. No disclosure by any party pursuant to this Section 5.4, however, shall be deemed to amend or supplement the Schedules hereto or to prevent or cure any misrepresentations, breach of warranty, or breach of covenant.

ARTICLE 6

CONDITIONS TO CLOSINGS

6.1 Conditions to Initial Closing.

(a) Conditions Precedent to Obligations of the Buyer. The obligations of the Buyer to proceed with the Initial Closing under this Agreement are subject to the fulfillment prior to or at the Initial Closing of the following conditions (any one (1) or more of which may be waived in whole or in part by the Buyer in the Buyer’s sole discretion):

(i) Reorganization. The Reorganization shall have been consummated in accordance with the structure and agreements set forth on Schedules 1.1(f) and 1.1(g), as previously delivered to Buyer.

(ii) Performance and Compliance. Each of the Companies and the Seller shall have performed all of the covenants, and complied with all of the provisions required by this Agreement to be performed or complied with by each of the Companies the Seller on or before the Initial Closing, including the provisions of Section 7.1(a) regarding deliveries to be made at the Initial Closing.

(iii) Litigation. No order of any Governmental Authority shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not be to the knowledge of any of the parties threatened, nor shall there be pending, any third party Claim challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.

(iv) Satisfactory Instruments. All Purchase Documents shall be in accordance with Schedule 7.1(xii).

(b) Conditions Precedent to Obligations of the Companies, Seller and Shareholders. The obligations of each of the Companies, the Seller and each of the Shareholders to proceed with the Initial Closing is subject to the fulfillment prior to or at the Initial Closing of the following conditions (any one (1) or more of which may be waived in whole or in part by the Seller, Shareholders and the Companies in their sole discretion):

(i) Performance and Compliance. The Buyer shall have performed all of the covenants and complied with all the provisions required by this Agreement to be performed or complied with by the Buyer on or before the Initial Closing, including the provisions of Section 7.1(b)(a) regarding deliveries to be made at Initial Closing.

(ii) Litigation. No order of any Governmental Authority shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not be to the knowledge of any of the parties threatened, nor shall there be pending, any third party Claim challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.

(iii) Satisfactory Instruments. All Purchase Documents shall be in accordance with Schedule 7.1(xii).

6.2 Conditions to Tranche A Closing .

(a) Conditions Precedent to Obligations of the Buyer. The obligations of the Buyer to proceed with the Tranche A Closing are subject to the fulfillment prior to or at the relevant closing of the following conditions (any one (1) or more of which may be waived in whole or in part by the Buyer in the Buyer’s sole discretion):

(i) Performance and Compliance. Each of the Shareholders shall have complied with the provisions of Section 7.2(a) regarding deliveries to be made at the Tranche A Closing.

(ii) Litigation. No order of any Governmental Authority shall be in effect which restrains or prohibits the consummation of the Tranche A Closing, and there shall not be to the knowledge of any of the parties threatened, nor shall there be pending, any third party Claim challenging the transactions to be consummated at the Tranche A Closing or seeking monetary relief by reason of the consummation of such transactions.

(b) Conditions Precedent to Obligations of the Shareholders. The obligations of each of the Shareholders to proceed with the Tranche A Closing, are subject to the fulfillment prior to or at the relevant closing of the following conditions (any one (1) or more of which may be waived in whole or in part by the Shareholders in their sole discretion):

(i) Performance and Compliance. The Buyer shall have complied with the provisions of Section 7.2(b) regarding deliveries to be made at the Tranche A Closing.

(ii) Litigation. No order of any Governmental Authority shall be in effect which restrains or prohibits the consummation of the Tranche A Closing, and there shall not be to the knowledge of any of the parties threatened, nor shall there be pending, any third party Claim challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.

6.3 Conditions to Tranche B Closing .

(a) Conditions Precedent to Obligations of the Buyer. The obligations of the Buyer to proceed with the Tranche B Closing are subject to the fulfillment prior to or at the relevant closing of the following conditions (any one (1) or more of which may be waived in whole or in part by the Buyer in the Buyer’s sole discretion):

(i) Performance and Compliance. Each of the Shareholders shall have complied with the provisions of Section 7.3(a) regarding deliveries to be made at the Tranche B Closing.

(ii) Litigation. No order of any Governmental Authority shall be in effect which restrains or prohibits the consummation of the Tranche B Closing, and there shall not be to the knowledge of any of the parties threatened, nor shall there be pending, any third party Claim challenging the transactions to be consummated at the Tranche B Closing or seeking monetary relief by reason of the consummation of such transactions.

(b) Conditions Precedent to Obligations of the Shareholders. The obligations of each of the Shareholders to proceed with the Tranche B Closing, are subject to the fulfillment prior to or at the relevant closing of the following conditions (any one (1) or more of which may be waived in whole or in part by the Seller and the Companies in their sole discretion):

(i) Performance and Compliance. The Buyer shall complied with the provisions of Section 7.2(b) regarding deliveries to be made at the Tranche B Closing.

(ii) Litigation. No order of any Governmental Authority shall be in effect which restrains or prohibits the consummation of the Tranche B Closing, and there shall not be to the knowledge of any of the parties threatened, nor shall there be pending, any third party Claim challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.

ARTICLE 7

DELIVERIES AND PROCEEDINGS AT CLOSINGS

7.1 Initial Closing

(a) Deliveries by the Seller and Shareholders. Subject to the terms and conditions of this Agreement, at the Initial Closing, the Seller and Shareholders shall comply with all of their obligations set forth in Section 2.2 and deliver or cause to be delivered to the Buyer the following documents, all in form and content reasonably satisfactory to the Buyer:

(i) an original of this Agreement duly executed by Seller, each of the Shareholders, and each of the Companies;

(ii) a certificate of the Secretary of each of the Companies, dated the Initial Closing Date, certifying the incumbency and signatures of the officers of each of the Companies authorized to act on behalf of the Companies in connection with the transactions contemplated hereby and attaching and certifying as true and complete copies of (i) the resolutions duly adopted by the Board of Directors of the Seller and each of the Companies authorizing and approving the execution and delivery of this Agreement and the Purchase Documents and the consummation of the transactions contemplated hereby and thereby, and (ii) the organizational documents and bylaws or operating agreements, as applicable, of each of the Companies, each as may have been amended up through the Initial Closing Date.

(iii) a certificate of each of the Companies and each of the Seller and Shareholders certifying that each of the conditions specified above in Sections 6.1(a)(i) through 6.1(a)(vi) are satisfied in all respects;

(iv) a certificate of corporate good standing of each of the Companies (or comparable certificate, if any), as of a date no earlier than forty-five (45) days prior to the Closing, from the state or other jurisdiction of each Companies’ incorporation or formation;

(v) A revolving note between Cimcorp S.A. and Buyer in the form attached hereto as Exhibit C;

(vi) an original counterpart of a services rendering agreement acceptable to the Buyer, in each case duly executed by each of T. Fucci, A. Fonte, J. Saukas and Messrs. José Roberto Inforzato Rodrigues and João Stankevicius;

(vii) resignations, effective as of the Closing, of each director and officer of each of the Companies;

(viii) amended and restated operating agreement or other governing document(s) for each of the Companies, as set forth in Schedules 7.1(ix), 7.1(x), 7.1(xi) and 7.1(xii);

(ix) original documents and agreements listed on Schedule 7.1(ix) to effect the purchase by Cayman Co. of the Cimcorp Ltda. interests held by Shareholders and by Messrs. José Roberto Inforzato Rodrigues and João Stankevicius;

(x) original documents and agreements listed on Schedule 7.1(x) to effect the purchase of the Cimcorp USA interests by Cimcorp S.A. from all of the members of Cimcorp USA;

(xi) original documents and agreements listed on Schedule 7.1(xi) to effect the purchase of the Nominal Cimcorp Share by Buyer from T. Fucci;

(xii) original Purchase Documents; and

(xiii) all Books and Records of each of the Companies, if not already located at the Leased Real Property.

A copy of each of the agreements listed on Schedules 7.1(ix), 7.1(x) and 7.1(xi) have been delivered to Buyer prior to their execution, and such agreements consist of all of the agreements in connection with such transactions.

(b) Deliveries by the Buyer. Subject to the terms and conditions of this Agreement, at the Initial Closing, the Buyer shall comply with all of its obligations set forth in Section 2.2 and deliver or cause to be delivered to the Seller and Shareholders (unless otherwise specified below) the following documents all in form and content reasonably satisfactory to the Seller:

(i) an original counterpart of this Agreement duly executed by the Buyer;

(ii) a certificate, dated the Closing Date, and executed by an officer of the Buyer, certifying the incumbency and signatures of the officers of the Buyer authorized to act on behalf of the Buyer in connection with the transactions contemplated hereby and attaching and certifying as true and complete copies of the resolutions duly adopted by the Board of Directors of the Buyer authorizing and approving the execution and delivery of this Agreement and the Purchase Documents and the consummation of the transactions contemplated hereby and thereby;

(iii) a certificate of the Buyer certifying that each of the conditions specified above in Sections 6.1(b)(i) through 6.1(b)(iii) are satisfied in all respects; and

(iv) original documents listed on Schedules 7.1(ix), 7.1(x), 7.1(xi) and the Purchase Documents, as appropriate.

(v) certificate of good standing of the Buyer, as of a date no earlier than forty-five (45) days prior to the Closing, from the state of jurisdiction of the Buyer’s incorporation.

7.2 Tranche A Closing

(a) Deliveries by the Seller. Subject to the terms and conditions of this Agreement, at the Tranche A Closing, the Seller shall comply with all of their obligations set forth in Section 2.3 and deliver to Buyer the documents listed on Schedule 7.2(a).

(b) Deliveries by the Buyer. Subject to the terms and conditions of this Agreement, at the Tranche A Closing, the Buyer shall comply with all of its obligations set forth in Section 2.3 and deliver to Seller the documents listed on Schedule 7.2(a), as appropriate.

7.3 Tranche B Closing

(a) Deliveries by the Seller. Subject to the terms and conditions of this Agreement, at the Tranche B Closing, the Seller shall comply with all of their obligations set forth in Section 2.4 and deliver to Buyer the documents listed on Schedule 7.3(a).

(b) Deliveries by the Buyer. Subject to the terms and conditions of this Agreement, at the Tranche B Closing, the Buyer shall comply with all of its obligations set forth in Section 2.4 and deliver and deliver to Seller the documents listed on Schedule 7.3(a), as appropriate.

ARTICLE 8

TERMINATION

8.1 Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time on or prior to the Initial Closing Date, as follows:

(a) Mutual Consent. By mutual written consent of the Buyer and the Seller;

(b) Termination by the Buyer. By the Buyer, upon notice to the Seller, if there has been a material breach by any of the Companies or any of the Seller or Shareholders of the representations and warranties contained in this Agreement or a material breach by any of the Companies or any of the Seller or Shareholders of any of their covenants, and, is incapable of being cured or, if capable of being cured, shall not have been cured within 30 Business Days following receipt by Seller of notice of such breach, or if there has been a Material Adverse Effect on any of the Companies; or

(c) Termination by the Seller. By the Seller, upon notice to the Buyer, if there has been a material misrepresentation or material breach by the Buyer of any of its warranties or covenants, and, is incapable of being cured or, if capable of being cured, shall not have been cured within 30 Business Days following receipt by Seller of notice of such breach.

8.2 Effects of Termination. If this Agreement shall be terminated as provided in Section 8.1 hereof, then this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto (or any of their respective shareholders, officers, directors, members employees, legal beneficiaries, successors, assigns or Affiliates).

ARTICLE 9

CERTAIN ADDITIONAL COVENANTS

9.1 Costs and Expenses. Each party hereto will pay his or its own costs and expenses in connection with the negotiation, execution, performance of, and compliance with this Agreement, except for the Seller’s and Shareholders’ legal and accounting fees which shall be supported by Cimcorp.

9.2 Restrictive Covenants.

(a) After the Initial Closing and for a period of three (3) years thereafter (the “Restricted Period”), each of the Shareholders, J. Saukas and his, her or its respective Affiliates shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, development, operation or control of, or be employed or retained by, render services to, provide financing (equity or debt) or advice to any business that at any time operates in the Business anywhere in Brazil.

(b) Each of the Shareholders and J. Saukas hereby represents and warrants to the Buyer that neither he, she nor any of his, her or its Affiliates, directly or indirectly, have any ownership or other interest in any business or activity that operates in the Business anywhere in Brazil.

(c) During the Restricted Period, each of the Shareholders, J. Saukas and his or her respective Affiliates shall not, directly or indirectly, recruit, hire, employ, engage, offer to hire, divert, lure, entice away, solicit or in any other manner persuade or attempt to persuade (a “Solicitation”) any Person: (i) who is an officer, director, manager or employee of the Buyer or any of the Companies to discontinue, terminate or adversely alter his or its relationship therewith; and (ii) who was, at any time within the six (6) month period prior to such Solicitation, an officer, director, manager, employee of the Buyer or any of the Companies to work for Shareholders or J. Saukas and  their respective Affiliates in any business that operates in the Business anywhere in Brazil .

(d) During the Restricted Period, each of the Shareholders, J. Saukas and his or her respective Affiliates shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt any present or prospective relationship, contractual or otherwise, between the Buyer or any of the Companies, or any of their respective Affiliates, on the one hand, and any of its customers, contractees, or suppliers, on the other hand

(e) From and after the Initial Closing Date, each of the Shareholders and J. Saukas shall not at any time make any voluntary public statement (written or oral) that has the effect of materially disparaging, impugning or injuring the reputation or business interests of the any of the Companies or the Buyer or any of their respective products, services, officers, directors, managers or employees regardless of any perceived truth of such written or oral statement.

(f) From and after the Closing Date, each of the Shareholders, J. Saukas and his or her respective Affiliates shall not at any time, directly or indirectly, use, exploit, communicate, disclose or disseminate any Confidential Information in any manner whatsoever (except disclosure to their personal financial or legal advisors and as may be required under legal process by subpoena or other court order; provided, that each of the Shareholders or J. Saukas will take reasonable steps to provide the Buyer with sufficient prior written notice in order to contest such requirement or order).

(g) Each of the Shareholders and J. Saukas acknowledges and agrees that: (i) the Buyer would be irreparably injured in the event of a breach by any of the Shareholders or J. Saukas of any of the obligations under this Section 9.2; (ii) monetary damages would not be an adequate remedy for such breach; (iii) the Buyer shall be entitled to injunctive relief, without the necessity of the posting of a bond or any other action, in addition to any other remedy that it may have, in the event of any such breach; and (iv) the existence of any Claims that any of the Shareholders or J. Saukas may have against the Buyer, whether under this Agreement or otherwise, shall not be a defense to (or reason for the delay of) the enforcement by the Buyer of any of its rights or remedies under this Agreement; provided, however, in the event the Buyer is in breach of any of its obligations, including representations, warranties and/or covenants hereunder, the covenants set forth in this Section 9.2 shall be of no force and effect until such breach is cured.

(h) In the event that any court finally holds that the time or territory or any other provision stated in this Section 9.2 constitutes an unreasonable restriction, then the parties hereto hereby expressly agree that the provisions of this Agreement shall not be rendered void, but shall apply as to time and territory or to such other extent as such court may judicially determine or indicate constitutes a reasonable restriction under the circumstances involved.

(i) In the event that any court finally holds that the time or territory or any other provision stated in this Section 9.2 constitutes an unreasonable restriction, then the parties hereto hereby expressly agree that the provisions of this Agreement shall not be rendered void, but shall apply as to time and territory or to such other extent as such court may judicially determine or indicate constitutes a reasonable restriction under the circumstances involved.

(j) The parties hereto acknowledge and confirm that: (i) the length of the term of the restrictions and the geographical restrictions contained in this Section 9.2 are fair and reasonable and are not the result of overreaching, duress or coercion of any kind; (ii) the full, uninhibited and faithful observance of each of the covenants contained in this Section 9.2 shall not cause any undue hardship, financial or otherwise; and (iii) each of the Shareholder’s and J. Saukas’special knowledge of the Companies’ business is such as would cause the Buyer serious injury and loss if any of the Shareholders or J. Saukas use such knowledge to benefit a competitor of the Buyer or to compete with the Buyer. The parties hereto acknowledge and agree that the provisions of this Section 9.2 are essential to protect the Buyer’s legitimate business interest and are in addition to any rights the Buyer may have to enforce its rights with respect to the trade secrets of the Companies.

9.3 Registration Rights. If the Buyer proposes to file on its behalf and/or on behalf of any holder of its securities a registration statement under the Securities Act on any form (other than a registration statement on Form S-4 or S-8 or any successor form for securities to be offered in a transaction of the type referred to in Rule 145 under the Securities Act or to employees of the Buyer pursuant to any employee benefit plan, respectively) for the registration of its common stock, the Buyer shall, each such time, promptly give each Shareholder (“Holder”) written notice of such determination. Upon the written request of any Holder given within 30 days following such notice by the Buyer, the Buyer shall use its reasonable best efforts to cause to be registered under the Securities Act (and any related qualification or registration under blue sky laws) and included within any underwriting involved therein, all of the Registrable Securities that each such Holder has requested be registered. Such written request may specify all or a part of a Holder’s Registrable Securities. The Buyer shall have the right to terminate or withdraw any registration initiated by it under this Section 9.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. In connection with any offering involving an underwriting of units of the Buyer’s equity securities covered by this Section 9.3, the Buyer shall not be required to include any of the Holders’ securities in such underwriting unless such Holders accept the terms of the underwriting as agreed upon between the Buyer and the underwriters selected by the Buyer (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not materially adversely impact the marketing of the offering by the Buyer.  All expenses incurred in connection with the registration shall be paid by the Buyer except for (i) underwriting commission and discounts applicable to securities offered by the Holders and (ii) any fees and expenses incurred in respect of counsel or other advisors to the Holders.

9.4 Management Structure. The Shareholders shall exercise their commercially best efforts jointly with the other members of senior management of Cimcorp to cause a smooth transition in ownership and management of Cimcorp for a transition period of twenty-four (24) months from the Initial Closing Date (the “Transition Period”). During the Transition Period, the Shareholders will use their commercially best efforts to encourage all key employees, as determined by the Buyers, to remain employed or engaged with Cimcorp, executing, if possible and at Cimcorp’s expense, non-competition, non-solicitation and confidentiality agreements that will apply during the Transition Period and a period of thirty-six (36) months thereafter. Notwithstanding the foregoing, as long as Shareholders exercise such commercially best efforts the Shareholders shall not be liable for any key employee’s refusal to so remain employed or engaged.  The parties further agree that no party to the Services Rendering Agreements with T. Fucci, A. Fonte or J. Saukas shall terminate such agreement or the provision of services prior to the term for which such persons are to perform full time or part time services without the consent of the other party to such agreements.

9.5 Release of Debt Obligations. The Buyer covenants and agrees that it shall exercise commercial best efforts, including providing its own guaranty, to cause Shareholders to be released from any obligations with respect to the Total Debt set forth on Schedule 1.1(d) within six (6) months from the Effective Date. In addition, the Buyer shall indemnify, defend and hold harmless each of the Shareholders, for, against, from and in respect of any and all direct Losses which may be sustained or suffered by any of them arising out of, resulting from or pertaining to such debt obligations as from the Initial Closing Date, it being agreed that such Losses shall not include punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Section 9.5.  Nothing contained in this Section 9.5 or in Section 11.2(c) shall affect the calculation of the Initial Purchase Price, the Tranche A Purchase Price, and/or the Tranche B Purchase Price.

9.6 Press Releases and Public Announcements. No party shall issue any press release or make any public announcement in Brazil relating to the subject matter of this Agreement at any time without the prior written approval of the parties hereto, which approval shall not be unreasonably withheld or delayed; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law including under applicable securities laws (in which case the disclosing party will use its reasonable efforts to advise the other parties prior to making the disclosure).

9.7 Protection of Subject Shares. Prior to the expiration of the Put Option and Call Option, no Shareholder shall, directly or indirectly, (a) create, incur or permit to exist any lien, mortgage, pledge, security interest, charge or encumbrance of any kind on or with respect to all of the Subject Shares held beneficially or of record by such Shareholder or (b) convey, transfer, assign or dispose of any of the Subject Shares held beneficially or of record by such Shareholder.

9.8 General Release. Effective as of the Closing Date, each of the Shareholders and J. Saukas hereby releases Cayman Co., Cimcorp, Cimcorp Ltda., Cimcorp USA, and Buyer and their officers, directors, shareholders, members, managers, beneficial owners, partners, affiliates, employees, and agents (each a “Released Person”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, agreements, damages, judgments, claims, and demands whatsoever, in law or equity, against any Released Person which Shareholders ever had, now has or hereafter can, shall or may, have for, upon or by reason of any matter, cause or thing whatsoever up to and including the Closing Date, including any compensation paid or to be paid to any Shareholder.  This general release shall not apply to this Agreement or to any agreements entered into in connection herewith or to incentive compensation earned prior to the Initial Closing Date calculated in the ordinary course of business and consistent with past practice.

9.9 Release by Antonio de Santanna Limongi Franca (“Limongi”).  Each of the Shareholders hereby represents and warrants that Limongi has released each of the Companies and each of their officers, employees, services renderer, advisers, agents and contractors and third parties related to such parties from any and all claims that Limongi may have against such persons.  In the event that Limongi makes any claim against such persons, each of the Shareholders agrees to enforce such release against Limongi and to cooperate with Buyer and such persons to enforce such release, at the Shareholders’ sole expense.  In the event of a breach of the representation in this Section 9.9, each of the Shareholders hereby agrees to indemnify and hold each such person and Buyer harmless from all Losses incurred by such persons or Buyer related thereto.

ARTICLE 10

TAXES

10.1 Cooperation on Tax Matters.

(a) The Buyer and each of the Shareholders agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the businesses of the Companies as is reasonably necessary for the preparation and filing of any return, Claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any governmental or regulatory inquiry relating to Tax matters.

(b) The Buyer agrees to retain possession of all accounting, business, financial and Tax records and information (i) relating to the businesses of the Companies in existence on the Initial Closing Date transferred or delivered to the Buyer hereunder, and (ii) coming into existence after the Closing Date, which relate to the businesses of the Companies prior to or on the Initial Closing Date, for a period of seven (7) years from the Initial Closing Date. In addition, from and after the Initial Closing Date, the Buyer agrees that it will not unreasonably withhold access by each of the Shareholders and his respective attorneys, accountants and other representatives (after reasonable notice and during normal business hours and with reasonable charge), to such personnel, books, records, documents and any or all other information relating to the businesses of the Companies as the Shareholders may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute and/or defend any such Tax return, filing, audit, protest, Claim, suit, inquiry or other proceeding. Such access shall include without limitation access to any computerized information retrieval systems relating to the businesses of the Companies.

ARTICLE 11

INDEMNIFICATION

11.1 Survival. The representations, warranties, covenants and agreements of the parties contained herein shall survive the Closing and remain in full force and effect, for two (2) years after the Initial Closing Date; provided, however, that such time limitation shall not apply to the representations and warranties set forth in Section 3.1 (Corporate Organization, Qualification and Power), Section 3.2 (Capitalization and Ownership), Section 3.3 (Authorization and Enforceability), and Section 4.1 (Organization; Qualification; Authorization and Enforceability).

11.2 Indemnification by the Seller and Shareholders. During the applicable survival period, the Seller and each of the Shareholders, jointly and severally, shall indemnify, defend and hold harmless the Buyer, its officers, managers, directors, employees, consultants, owners, agents and Affiliates (collectively, the “Buyer Indemnified Parties”), regardless of any investigation made by the Buyer or on its behalf, for, against, from and in respect of any and all actions, suits, proceedings, hearings, investigations, complaints, injunctions, judgments, orders, decrees, rulings, losses, reasonable amounts paid in settlements, liabilities, obligations, damages (including diminution of value), charges, dues, penalties, deficiencies, costs of investigations, court costs, fines, costs and expenses of any kind and nature whatsoever (including interest and penalties, reasonable expenses of investigation and court costs, reasonable attorneys’ fees and disbursements and the reasonable fees and disbursements of other professionals incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder) (collectively, “Losses”) which may be sustained or suffered by any of them arising out of, resulting from or pertaining to:

(a) any breach or inaccuracy of any representation or warranty made by any of the Companies, Seller and/or any of the Shareholders herein;

(b) any failure of any of the Companies, Seller and/or any of the Shareholders to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof;

(c) any obligations of any of the Companies relating to Indebtedness existing as of or arising prior to the Initial Closing Date, other than the obligations set forth on Schedule 1.1(e); and

(d) any potential tax liability, other than as set forth on Schedule 1.1(c).

11.3 Indemnification by the Buyer. The Buyer shall indemnify, defend and hold harmless the Seller and each of the Shareholders and each of their respective Affiliates, for, against, from and in respect of any and all Losses which may be sustained or suffered by any of them arising out of, resulting from or pertaining to:

(a) any breach or inaccuracy of any representation or warranty made by the Buyer herein;

(b) any failure of the Buyer to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof; and

(c) in accordance with Section 9.5, provided that the Cap set forth by Section 11.4 shall not apply in this case.

11.4 Limitations. No Indemnifying Party shall be liable to any Indemnified Party for indemnification of any Losses under this Article 11 to the extent such Losses in the aggregate exceed (i) with respect to Buyer, Eight Million Five Hundred Thousand Reais ($8,550,000), and (ii) with respect to Seller and Shareholders, that amount that would cause the Tranche B Adjusted Share Price to be equal to $0 (the “Cap”); provided, however, that the Cap shall not apply in the case of any Claim for Losses attributable to a breach of the representations and warranties set forth in Section 3.1 (Corporate Organization, Qualification and Power), Section 3.2 (Capitalization and Ownership), and Section 3.3 (Authorization and Enforceability).

11.5 Notice and Opportunity to Defend. Each Person seeking indemnification under this Article 11 (the “Indemnified Party”) shall promptly notify the other party obligated to provide indemnification (the “Indemnifying Party”) of any Claim as to which indemnity may be sought; provided, however, that the failure to provide prompt notice shall relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. The Indemnifying Party shall have the right to control the defense of such Claim and the costs of such defense shall be borne by the Indemnifying Party. The Indemnified Party shall be entitled to participate in the defense of such Claim at its expense; provided that if the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Claim, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Losses” for purposes of this Agreement. In no event shall an Indemnifying Party be liable for any settlement or compromise effected without its prior consent and the Indemnifying Party, in the defense of any such Claim, shall not, except with the prior consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term a release of the Indemnified Party from all Liability in respect to such Claim by the claimant or plaintiff or which provides for any form of injunctive relief or other non-monetary relief which affects the Indemnified Party. Notwithstanding the foregoing, in the event the Indemnifying Party does not assume and conduct the defense of such Claim in accordance with this Section 11.5, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), and (b) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such Claim to the fullest extent provided in this Article 11.

11.6 Reimbursement. At the time that the Indemnified Party shall suffer a Loss because of a breach of any warranty, representation or covenant by the Indemnifying Party or at the time the amount of any Liability on the part of the Indemnifying Party under this Article 11 is determined, which in the case of payment to third Persons shall be the earlier of (a) the date of such payments, or (b) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights) establishing such Liability (such loss or amount being hereinafter referred to as the “Indemnifiable Loss”), the Indemnifying Party shall forthwith, upon notice from the Indemnified Party pay to the Indemnified Party the amount of the Indemnifiable Loss. If such amount is not paid forthwith, then the Indemnified Party may, at its option, take legal action against the Indemnifying Party for reimbursement in the amount of its Indemnifiable Loss.

11.7 Adjustments to Indemnification Payments.

(a) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment by the Indemnifying Party, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any Claim, recovery, settlement or payment by or against any third Person, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, shall promptly be repaid by the Indemnified Party to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party shall, to the extent of such indemnity payment, be subrogated to all rights of the Indemnified Party against any third Person that is not an Affiliate of the Indemnified Party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (a) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss, and (b) until the Indemnified Party recovers full payment of its Indemnifiable Loss, any and all Claims of the Indemnifying Party against any such third Person on account of said indemnity payment will be subrogated and subordinated in right of payment to the rights of the Indemnified Party against such third Person. Without limiting the generality or effect of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights. The Indemnified Party shall use its good faith reasonable efforts to make insurance Claims relating to any Claim for which it is seeking indemnification pursuant to this Article 11; provided, that the Indemnified Party shall not be obligated to make such an insurance Claim if the Indemnified Party in its reasonable judgment believes that the cost of pursuing such an insurance Claim together with any corresponding increase in insurance premiums or other chargebacks to the Indemnified Party would exceed the value of the insurance Claim relating to any Claim for which the Indemnified Party is seeking indemnification.

11.8 Survival of Indemnification Obligations. The indemnification and other obligations of the parties under this Article 11 shall survive for the same period set forth in Section 11.1, and shall terminate with the expiration of such survival period.

11.9 Punitive Damages. In no event shall either Party make a claim against the other party for punitive or exemplary damages suffered as a result of this Agreement; provided, however, that this limitation shall not affect the right of either party to claim indemnity under this Agreement for any punitive or exemplary damages sought by and/or awarded to a third party.

11.10 Recoupment Against Tranche B Shares Adjusted Price. Any indemnification payment to which any of the Buyer Indemnified Parties are entitled under this Agreement on or prior to the Tranche B Closing Date as a result of any Losses it may suffer or incur up to the Tranche B Closing Date (the “Tranche B Indemnity Offset”) (other than with respect to Losses attributable to a breach of the representations and warranties set forth in Section 3.1 (Corporate Organization, Qualification and Power), Section 3.2 (Capitalization and Ownership), and Section 3.3 (Authorization and Enforceability)) shall be satisfied exclusively by deducting from the Tranche B Shares Adjusted Price (as fully adjusted in accordance with Section 2.4(c)), the full amount of such indemnification payments.

ARTICLE 12

MISCELLANEOUS

12.1 Notices. All notices, requests, demands, Claims, and other communications hereunder will be in writing. Any notice, request, demand, Claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient; (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or facsimile transmission, or (c) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer:	Midas Medici Group Holdings, Inc. 445 Park Avenue, 20th Floor New York, New York 10022 Fax: (212) 202-4168
Copy to:	360 Venture Law (Shmalo Lang) LLP 6400 Powers Ferry Road, Suite 375 Atlanta, GA 30339 Attn: Steven H. Lang, Esq. Fax: (404) 420-2169
If to Seller:	Cairene Investments, Ltd. Professor Brandão Filho Street, No. 80 - room 501 - Leblon, City and State of Rio de Janeiro Postcode 22.540-180 Attn: Mr. Antonio Fonte

If to Shareholders:
Tadeu Vani Fucci
Doutor Chibata Miyakoshi, No. 300, room 91-C
City and State of São Paulo, Postcode 05.705-170

Antonio Fonte
Professor Brandão Filho Street, No. 80 - room 501 - Leblon, City and State of Rio de Janeiro
Postcode 22.540-180

Ioco Saukas
Avenida 15 de Novembro, No. 314
City of Itapecerica da Serra - State of São Paulo
Postcode 06.850-87

Copy to:	Dra. Silvia Bugelli Almeida Bugelli e Valença Advogados Associados Rua Joaquim Floriano, 72 - 18 º andar Itaim, São Paulo, SP, Brasil Fax: (55) (11) 3707-1154

Any party may change the address to which notices, requests, demands, Claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

12.2 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (a) assign any or all of its rights and interests hereunder to one (1) or more of its Affiliates; (b) designate one (1) or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder); or (c) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to the Buyer or any of its Affiliates.

12.3 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement including all exhibits and Schedules hereto. Parts of the Schedules attached hereto are written in Portuguese language. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the exhibits and the Schedules shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or the exhibits or Schedules. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

12.4 Governing Law. With respect to corporate governance matters and the ownership and the transfer of stock in each of the Companies, this Agreement shall be governed by and construed in accordance with the laws of the jurisdiction of such Companies. With respect to all other matters hereunder, this Agreement shall be governed by and construed in accordance with the laws of Brazil, without regard to the conflicts of law provisions thereof.

12.5 Jurisdiction. The parties agree that any dispute, claim or controversy arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity thereof shall be finally settled by arbitration.  The arbitration shall be administered by the Câmara FGV de Conciliação e Arbitragem da Fundação Getúlio Vargas in accordance with the rules of the Câmara FGV de Conciliação e Arbitragem da Fundação Getúlio Vargas and the terms of Brazilian Law No. 9,307 of September 23, 1996, as amended.  The Arbitral Tribunal shall decide based on the laws of the Federal Republic of Brazil, without regard to conflict of laws principles.

(a)   The Arbitral Tribunal will be composed of three (3) arbitrators, appointed in accordance with said rules.

(b) The Arbitral Tribunal shall have its seat in the City of São Paulo, State of São Paulo, and the procedures shall be conducted in English and all arbitration procedure and the final decision shall be treated as confidential information. All documents and communications delivered to the arbitrators or with respect to the arbitration proceedings and/or with respect to the performance by the parties of their respective obligations hereunder shall be in English.

(c) The arbitrators shall issue an award along with a written, reasoned opinion, which award and opinion shall be written in English. It is the intent of the parties that, barring extraordinary circumstances, arbitration proceedings will be conducted within one hundred twenty (120) days of the date the arbitrators are appointed and that the arbitrators shall issue their award and opinion within thirty (30) days of the conclusion of the arbitration hearing. The arbitral tribunal may extent the foregoing time limits in the interests of justice. Failure to adhere to such time limits shall not constitute a basis for challenging the award. Each party shall pay all of its own arbitration costs, including, without limitation, attorneys and professional fees, costs and expenses.

(d)   The provisions contained herein do not preclude any of the parties from applying for specific performance of the provisions herein or for injunctive relief from the courts of the City of São Paulo, State of São Paulo or the relevant jurisdiction (as provided in Section 12.4), for any purpose including, without limitation, securing the subsequent enforcement of any arbitration award rendered as provided hereinabove. The application of any party to a judicial authority for such measures or for the implementation of any such measures ordered by an arbitral tribunal shall not be deemed to be an infringement or a waiver of the arbitration agreement and shall not affect the relevant powers reserved to the arbitral tribunal.

12.6  Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

12.7 Originals. This Agreement may be executed in two (2) or more originals, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

12.8 Further Assurances. Both before and after the Closing, each party shall cooperate and take such action as may be reasonably requested by another party in order to more fully carry out the provisions and purposes of this Agreement and the transactions contemplated hereby. At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, except as stated below, each of the Shareholders shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the Buyer may reasonably determine is necessary to transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to or interest in the Subject Shares, to put the Buyer in actual possession and operating control thereof and to assist the Buyer in exercising all rights with respect thereto. If, after the Initial Closing Date, any of the Shareholders shall receive any remittance from any account debtors with respect to the Accounts Receivable or any other sums which, in accordance with the terms of this Agreement, have been sold conveyed, assigned or transferred to the Buyer, or are otherwise for the account of the Buyer, such Shareholder shall endorse such remittance to the order of the Buyer and forward it to the Buyer promptly following receipt thereof.

12.9 Course of Dealing. No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of a subsequent breach hereunder. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

12.10 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible.

12.11 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

12.12 Entire Agreement. This Agreement and the Schedules, exhibits hereto and the Purchase Documents, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions, and undertakings between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, inducements, or conditions, express or implied, oral or writing. This Agreement may not be amended except by an instrument in writing signed by the party sought to be charged with effect of such amendment.

12.13 Time is of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.14 Waiver of Jury Trial.

(a)  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first above written.

BUYER: MIDAS MEDICI GROUP HOLDINGS, INC.,
a Delaware corporation

By:
Name:	Nana Baffour
Title:

SHAREHOLDERS:	SELLER:

CAIRENE INVESTMENTS, LTD,
T. FUCCI:		a British Virgin Islands company

/s/ Tadeu Vani Fucci	By:	/s/ Antônio José Salles Fonte
Tadeu Vani Fucci	Name:	Antônio José Salles Fonte
	Title:	Director & Shareholder
A. FONTE:
	By:	/s/ Tadeu Vani Fucci
/s/ Antonio Fonte	Name:	Tadeu Vani Fucci
Antonio Fonte	Title:	Director & Shareholder

I. SAUKAS:	By:	/s/ Ioco Sato Saukas
	Name:	Ioco Sato Saukas
/s/ Ioco Saukas	Title:	Shareholder
Ioco Saukas
COMPANIES:
Solely for purposes of Sections 9.2, 9.4 and 9.8:
CIMCORP, INC.,
J. SAUKAS:		a Cayman Islands Company

/s/ Juri Saukas	By:	/s/ Antônio José Salles Fonte
Juri Saukas	Name:	Antônio José Salles Fonte
	Title:	Director

	By:	/s/ Tadeu Vani Fucci
	Name:	Tadeu Vani Fucci
	Title:	Director

CIMCORP COMÉRCIO INTERNACIONAL E INFORMÁTICA S.A.,
a Brazil Company

By:	/s/ Antônio José Salles Fonte
Name:	Antônio José Salles Fonte
Title:	Officer

By:	/s/ Tadeu Vani Fucci
Name:	Tadeu Vani Fucci
Title:	Chief Executive Officer

CIMCORP COMÉRCIO E SERVIÇOS TECNOLÓGICOS E INFORMÁTICA LTDA.
a Brazil Company

By:	/s/ Antônio José Salles Fonte
Name:	Antônio José Salles Fonte
Title:	Manager

By:	/s/ Tadeu Vani Fucci
Name:	Tadeu Vani Fucci
Title:	Manager

CIMCORP USA, LLC
a Florida limited liability company

By:	/s/ Antônio José Salles Fonte
Name:	Antônio José Salles Fonte
Title:	Managing Member

By:	/s/ Tadeu Vani Fucci
Name:	Tadeu Vani Fucci
Title:	Officer of Cimcorp, S.A